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Exhibit 2.1
ASSET PURCHASE AGREEMENT
By and Among
PERFICIENT, INC.,
PERFICIENT VIVARE, INC.,
VIVARE, LP,
VIVARE MANAGEMENT, LLC,
VILLAGE CREEK PARTNERS
ROHIT MEHROTRA
and
JESSIE MANN
Dated as of September 2, 2005

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EXHIBIT LIST

EXHIBIT A	Form of Bill of Sale

EXHIBIT B	Form of Employment Agreement

EXHIBIT C	Form of Escrow Agreement

EXHIBIT D	Form of Confidentiality and Intellectual Property Assignment Agreement

EXHIBIT E	Form of Confidentiality and Intellectual Property Assignment Agreement For Key Employees

EXHIBIT F	Form of Transition Services Agreement

EXHIBIT G	Form of Non-Competition Agreement

EXHIBIT H	Form of Stock Restriction Agreement for Continuing Employee Stockholders

EXHIBIT I	Form of Stock Restriction Agreement for all other Seller Interest Holders

EXHIBIT J	Form of Opinion of Counsel to Seller

EXHIBIT K	Form of Opinion of Counsel to Buyer

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ASSET PURCHASE AGREEMENT
     ASSET PURCHASE AGREEMENT (the “Agreement”) dated as of September 2, 2005, by and among Perficient, Inc., a Delaware corporation (“Parent”), Perficient Vivare, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (the “Buyer”), Vivare, LP, a Texas limited partnership, formerly known as Vivare, Inc., a Texas corporation, vaing been converted from such corporation (the “Seller”), Vivare Management, LLC, a Texas limited liability company (the “General Partner”), Village Creek Partners, a Texas partnership (the “Limited Partner” and, together with the Seller and the General Partner, the “Seller Parties”) and Rohit Mehrotra and Jessie Mann (collectively, the “Principals”).
     Seller is engaged in the business of providing business and information systems consulting services for customers (the “Business”).
     Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, substantially all of Seller’s assets and properties used or held for use in connection with the Business, and in connection therewith, Buyer has agreed to assume certain of the liabilities of Seller relating to the Business, all on the terms and conditions set forth herein (the “Acquisition”).
     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
DEFINITIONS
     1.01 Definitions. As used in this Agreement, the following terms shall have the meanings set forth or referenced below:
     “Accounts Receivable” means any and all accounts receivable and notes receivable of or amounts owing or payable to the Seller, including costs and estimated earnings in excess of billings related to the Seller’s work in progress, all as of the Closing Date.
     “Ancillary Agreements” means the Bill of Sale, the Escrow Agreement and the Transition Services Agreement.
     “Bill of Sale” means the Assignment and Assumption Agreement and Bill of Sale to be entered into by and between the Buyer and Seller, in the form attached as Exhibit A hereto.
     “Assets” means all the tangible and intangible assets owned, leased, or licensed by the Seller that are used or held for use in connection with the Business.
     “Business Records” means any and all books, records, files, documentation, data or information of the Seller that have been or now are used in connection with the Business.
     “Commercially Reasonable Efforts” means the commercially reasonable efforts that a prudent person desirous of achieving a result and having an incentive to and interest in achieving

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such result would use in similar circumstances to achieve that result as expeditiously as reasonably possible.
     “Choses in Action” means a right to receive or recover property, debt, or damages on a cause of action, whether pending or not and whether arising in contract, tort or otherwise. The term shall include rights to indemnification, damages for breach of warranty or any other event or circumstance, judgments, settlements, and proceeds from judgments or settlements.
     “Code” means the United States Internal Revenue Code of 1986, as amended. All references to the Code, U.S. Treasury regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.
     “Commonly Controlled Entity” means any corporation, trade, business, or entity under common control with the Seller, within the meaning of Section 414(b), (c), (m), or (o) of the Code or Section 4001 of ERISA.
     “Competing Business” means any person, entity, or other business concern that offers or is demonstrably planning to offer Competitive Products or Services.
     “Competitive Duties” means duties that (i) are similar to or competitive with the duties performed for Seller at any time during the twenty-four (24) month period preceding the Closing Date, (ii) involve the management, operation or control of a person, entity or concern, (iii) are performed in the capacity of a director, officer, partner or executive, or (iv) involve the sale or marketing of Competitive Products or Services.
     “Competitive Products or Services” means any products or services that are similar to or otherwise competitive with any of the products or services being offered, marketed, or actively developed (as evidenced by internal company documents and records, including e-mail) by the Parent, Buyer or Seller as of the Closing Date, including technology consulting services, technology design services, software development services, software integration services, systems integration services, technology outsourcing services, hosting services or technology staffing services.
     “Consents” means all consents and approvals of third parties or Governmental Entities, in each case that are necessary in order to transfer the Acquired Assets to the Buyer and otherwise to consummate the transactions contemplated hereby.
     “Continuing Employees” means the employees of Seller that will be offered employment with Buyer effective as of the end of the Transition Period.
     “Continuing Employee Stockholders” means the Continuing Employees to whom shares of Parent Common Stock are transferred by Seller in accordance with Section 6.02(b).
     “Contracts” means all written or oral contracts, agreements, leases, licenses and other arrangements pursuant to which the Seller enjoys any right or benefit or undertakes any obligation related to the Business or otherwise.

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     “Covered Client” means any of the Parent’s, Buyer’s or Seller’s clients or Prospective Clients.
     “Current Assets” means the Accounts Receivable (net of allowances for doubtful accounts), inventory, and lease deposits, prepaid rent, prepaid expenses and other current assets specifically identified on the Estimated Statement, as revised by the Closing Date Statement.
     “Damages” means an the amount reasonably required to compensate the Indemnified Party for the adverse economic effect the occurrence or breach complained of taking into consideration all relevant factors, including the practical and legal effect of the occurrence or breach, including reasonable attorneys’ fees and disbursements, reasonable accountants’ fees and disbursements, costs of litigation and other expenses incurred by them (or their respective affiliates, officers, directors or employees) in the defense of any claim asserted against them (or their respective affiliates, officers, directors, employees or agents) and any amounts paid in settlement or compromise of any claim asserted against them to the extent that the claim asserted is or would have been subject to the indemnification provisions hereof, subject to the limitations on indemnification set forth in Sections 9.02 and 9.03. “Damages” shall not include any amount for which reimbursement is received by Buyer, the Buyer or the Seller, as the case may be, pursuant to insurance policies or third-party payments by virtue of indemnification or subrogation received by such party which the Buyer, the Seller and the Buyer shall use their Commercially Reasonable Efforts to pursue, and shall be determined net of any tax benefit actually realized by the Indemnified Party as a result of the claim.
     “Employee Benefit Plan” means each (i) employee benefit plan within the meaning of Section 3(3) of ERISA, (ii) employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA, and (iii) personnel policy; stock option plan; stock purchase plan; equity compensation plan; phantom equity or appreciation rights plan; collective bargaining agreement; bonus plan or arrangement; incentive award plan or arrangement; vacation policy; severance pay plan, policy, or agreement; deferred compensation agreement or arrangement; executive compensation or supplemental income arrangement; consulting agreement; employment agreement; and other employee benefit plan, agreement, arrangement, program, practice, or understanding, which is sponsored, maintained, contributed to, or agreed to by the Seller or any Commonly Controlled Entity for the benefit of the employees, former employees, independent contractors, or agents of the Seller or any Commonly Controlled Entity or has been so sponsored, maintained, contributed to, or agreed to at any time within six years prior to Closing Date.
     “Employment Agreement” means the executive employment agreement to be entered into by and between Buyer and Jessie Mann, substantially in the form attached as Exhibit B hereto.
     “Encumbrances” means any and all restrictions on or conditions to transfer or assignment, claims, liens, pledges, security interests, deeds of trust, tenancies, other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights of way, covenants, rights of first refusal, defects in title, encroachments, mortgages, restrictions, and other burdens, options, or encumbrances of any kind, whether accrued, absolute, contingent or otherwise affecting the Acquired Assets.

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     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Escrow Agreement” means the Escrow Agreement to be entered into among Parent, Buyer, Seller Parties, the Principls and [Name of Escrow Agent], as Escrow Agent, in the form attached hereto as Exhibit C, with such modifications as may be reasonably acceptable to Parent, Buyer and Seller, as requested by the Escrow Agent.
     “GAAP” means generally accepted accounting principles.
     “Governmental Entity” means any court, administrative agency, regulatory agency or commission or other governmental authority or instrumentality.
     “Intellectual Property Rights” means any and all rights existing now or in the future under patent law, copyright law, neighboring rights law, industrial design rights law, moral rights law, database protection law, trade secret law, trademark law, unfair competition law, publicity rights law, privacy rights law, licenses and other conveyances and any and all similar proprietary rights, and any and all renewals, extensions and restorations thereof, now or hereafter in force and effect, whether worldwide or in individual countries or regions that is owned or licensed by the Seller and used in connection with the operation of the Business.
     “IPAA Agreement” means the Confidentiality and Intellectual Property Assignment Agreement to be entered into by and between the Buyer and each of the Continuing Employees, in substantially the form attached as Exhibit D hereto.
     “IPAA Agreement for Key Employees” means the Confidentiality and Intellectual Property Assignment Agreement to be entered into by and between the Buyer and the Continuing Employees as indicated on Schedule 6.03, in substantially the form attached as Exhibit E hereto.
     “Liabilities” means any direct or indirect liability, indebtedness, obligation, guarantee or endorsement, whether known or unknown, whether accrued or unaccrued, whether absolute or contingent, whether due or to become due, or whether liquidated or unliquidated, of the Seller relating to the Business or the Assets.
     “Net Working Capital” means the Accounts Receivable (net of allowances for doubtful accounts) less the Assumed Liabilities reflected on the Estimated Statement, as revised by the Closing Date Statement.
     “Noncompetition Period” means the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date.
     “Parent Common Stock” means the Parent’s common stock, par vale $0.001 per share.
     “Parent Material Adverse Effect” shall mean a material adverse effect on the business or financial condition of the Parent and its subsidiaries, taken as a whole; provided, however, that in no event shall any of the following be deemed to constitute or be taken into account in determining a Parent Material Adverse Effect: any event, circumstance, change or effect that results from (i) changes affecting the economy generally, (ii) the public announcement or

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pending nature of this Agreement and the transactions contemplated hereunder, or (iii) Parent’s compliance with the terms of this Agreement.
     “Parent Stock Per Share Price” means the average closing sale price of one share of Parent Common Stock as reported on the Nasdaq National Market for the thirty (30) consecutive trading days ending on the date that is one (1) trading day immediately preceding the Closing Date (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events)
     “Permits” means all licenses, permits, authorizations, certificates, franchises, variances, waivers, consents and other approvals from any Governmental Entity relating to the operation of the Business.
     “Permitted Encumbrances” means (i) any Encumbrance for current Taxes that are not yet due or payable, (ii) any Encumbrance for Tax assessments and other charges or claims with respect to Taxes that are due and payable and the validity of which are being contested in good faith by appropriate proceedings and which are set forth on Schedule 3.13 and for which adequate reserves have been established by the Seller in accordance with generally accepted accounting principles, (iii) any minor imperfection of title or similar Encumbrance which individually or in the aggregate with other such Encumbrances does not materially impair the value of the property subject to such Encumbrance or the use of such property in the conduct of the business, (iv) mechanics’ and materialmen’s liens incurred in the ordinary course of business, (v) statutory liens of landlords’ and workmen’s, repairmen’s, warehousemen’s and carriers’ liens, and other similar Encumbrances arising in the ordinary course of business, (vi) requirements incurred or other Encumbrances relating to deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, social security, and other similar statutory requirements, (vii) Encumbrances constituted by the terms of any Assigned Contract, (viii) Encumbrances, deposits, or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases, public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business, (ix) judgment and other similar Encumbrances arising in connection with court proceedings, provided the execution or other enforcement of such Encumbrance is effectively stayed and the claim secured thereby are being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established by the Seller in accordance with generally accepted accounting principles; (x) easements, rights-of-way, restrictions, and other similar Encumbrances which, in the aggregate, do not materially interfere with the occupation, use, and enjoyment by the Seller of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto.
     “Personal Property” means all of the machinery, equipment, computer hardware, tools, motor vehicles, furniture, furnishings, leasehold improvements, office equipment, inventories, supplies, plant, spare parts, and other tangible personal property that is owned or leased by the Seller and used in connection with the operation of the Business.
     “Prospective Client” means any person, entity, or business concern that, as of the Closing Date: (i) the Parent, Buyer or Seller have spent time and resources courting or developing as a

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potential user of the Parent’s, the Buyer’s or the Seller’s Competitive Products or Services as evidenced by internal company documents and records (including e-mail); or (ii) has entered into specific discussions with the Parent, the Buyer or the Seller regarding the Parent, the Buyer or the Seller potentially providing its services or products to the person, entity, or business concern.
     “Real Property” means all land, buildings, structures, improvements, and fixtures thereon, together with all rights of way, easements, privileges, and appurtenances pertaining or belonging thereto, that are owned or leased by Seller and used in connection with the operation of the Business.
     “Restricted Area” means any geographic market: (i) in which the Seller conducts any material portion of the Business prior to the Closing Date; and/or (ii) in which the Parent or Buyer is conducting business or actively pursuing a material amount of business during the Noncompetition Period as evidenced by definite and demonstrable actions by the Parent or Buyer with respect to the area (e.g., contacting clients or prospective clients to solicit material selling business opportunities, contacting suppliers or vendors regarding material business opportunities, actively conducting feasibility research of the area, etc.).
     “Seller Interest Holders” means, collectively, the Principals, the Seller Parties and any other person that owns a beneficial interest, directly or indirectly, in any Seller Party, whether through the ownership of securities or contract or otherwise.
     “Seller Material Adverse Effect” means any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the Assets or Business of Seller, taken as a whole; provided, however, that in no event shall any of the following be deemed to constitute or be taken into account in determining a Seller Material Adverse Effect: any event, circumstance, change or effect that results from (i) changes affecting the economy generally, (ii) the public announcement or pending nature of this Agreement and the transactions contemplated hereunder, or (iii) Seller’s compliance with the terms of this Agreement.
     “Tax” and “Taxes” means any and all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, premium, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties (including penalties for failure to file in accordance with applicable information reporting requirements), and additions to tax by any authority, whether federal, state, local, domestic or foreign.
     “Tax Return” means any report, return, form, declaration or other document or information required to be supplied to any authority in connection with Taxes.
     “Transition Services Agreement” means the Transition Services Agreement to be entered into among Parent, Buyer and Seller, in the form attached hereto as Exhibit F.

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The following terms are defined elsewhere in the Agreement:

Term	Section Where First Referenced
Acquired Assets	2.01
Acquisition	Recitals
Agreement	Recitals
Allocation	2.08
Arbitrating Accountant	2.07
Array Partners	Recitals
Assigned Contracts	2.01	(d)
Assumed Liabilities	2.03	(a)
Assumed Lease	2.01	(b)
Assigned Licenses	2.01	(c)
Business	Recitals
Buyer	Recitals
Closing	2.09
Closing Cash Payment	2.05	(a)
Closing Date	2.09
Closing Date Statement	2.06	(b)
Closing Date Dispute Notice	2.06	(b)
Closing Stock Payment	2.05	(b)
Damages	9.01	(a)
Escrow Payment	2.05	(c)
Estimated Net Working Capital	2.06	(a)
Estimated Statement	2.06	(a)
Excluded Assets	2.02
Excluded Contracts	2.02	(a)
Excluded Liabilities	2.03	(b)
Financial Statements	3.08
General Partner	Recitals
Holdback Amount	2.06	(a)
include, includes or including	0
Indemnified Party	9.04	(b)
Indemnifying Party	9.04	(b)
Injunction	7.01	(b)
Limited Partner	Recitals
Net Working Capital Threshold Amount	2.06	(a)
Non-Control Party	9.04	(c)
Parent	Recitals
Parent Disclosure Schedule	ARTICLE IV
Parent Plan	6.04	(a)
Principals	Recitals
Property Taxes	6.06	(b)

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Term	Section Where First Referenced
Purchaser Indemnification Basket	9.01	(a)
Purchaser Indemnitees	9.01	(a)
Purchase Price	2.05
Requisite Regulatory Approvals	7.01	(a)
Securities Act	6.02	(a)
Seller	Recitals
Seller Parties	Recitals
Seller Disclosure Schedule	ARTICLE III
Seller Indemnification Basket	9.01	(b)
Seller Indemnitees	9.01	(b)
Seller Indemnitors	9.01	(a)
Seller Warranty Liabilities	2.03(a)(iii)
Stock Restriction Agreement	6.02	(b)
Third Party Claim	9.04	(b)
to the knowledge of the Buyert	ARTICLE IV
to the knowledge of the Seller	ARTICLE III
Transition Period	6.03	(a)
without limitation	0
ARTICLE II
SALE AND PURCHASE OF ASSETS; ASSUMPTION OF LIABILITIES
     2.01 Agreement to Sell and Buy. Subject to the terms and conditions set forth in this Agreement, Seller shall sell, assign, transfer and deliver to the Buyer on the Closing Date, and the Buyer shall purchase on the Closing Date, all of the Seller’s right, title and interest in and to all of the Assets, except the Excluded Assets set forth in Section 2.02 (the “Acquired Assets”), free and clear of all Encumbrances other than Permitted Encumbrances. The Acquired Assets include the following:
          (a) All Current Assets;
          (b) All Personal Property, including all rights and benefits of Seller under the lease agreement listed on Schedule 2.01(b) (the “Assigned Lease”);
          (c) All Intellectual Property Rights, including all rights and benefits of the Seller under the license agreements included on Schedule 2.01(c) (the “Assigned Licenses”);
          (d) All rights and benefits of the Seller under the Contracts listed on Schedule 2.01(d) (together with the Assigned Lease and the Assigned Licenses, the “Assigned Contracts”);
          (e) To the extent transferable, all Permits;
          (f) All Choses in Action of the Seller;
          (g) All Business Records; and
          (h) All other intangible assets of the Seller relating to the Business, including goodwill, prepaid expenses and deposits.

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     2.02 Excluded Assets. Notwithstanding anything contained in this Agreement to the contrary, the Seller shall retain all of its right, title and interest in and to, and the Buyer shall not acquire any interest in any of the following assets or rights of the Seller (the “Excluded Assets”):
          (a) All cash and cash equivalents of the Seller as of the Closing Date;
          (b) All rights and benefits of the Seller under the Contracts, if any, identified on Schedule 2.02 (the “Excluded Contracts”);
          (c) All claims for refund of Taxes and other governmental charges of whatever nature related thereto and all reserves or accounts for accrued and unpaid Taxes;
          (d) All Choses in Action, if any, of the Seller relating to any of the other assets listed in this Section 2.02 or any of the Excluded Liabilities;
          (e) All Business Records relating solely to: (i) internal corporate matters of the Seller or its stockholders (including, without limitation, any minute books, ownership records, and seals), (ii) personnel records and other records that the Seller is required to retain, or (iii) any of the other assets listed in this Section 2.02;
          (f) All personal effects and other personal property, if any, identified on Schedule 2.02;
          (g) All prepaid expenses and cash surrender values relating to the Seller’s insurance policies, as identified on Schedule 2.02; and
          (h) All rights of the Seller under this Agreement or the Ancillary Agreements.
     2.03 Assumption of Liabilities.
          (a) As of the Closing Date, the Buyer shall assume and undertake to pay, perform and discharge according to their terms only the following Liabilities of the Seller (the “Assumed Liabilities”):
               (i) Liabilities arising under the Assigned Contracts from and after the Closing Date;
               (ii) Liabilities set forth on the Estimated Statement, as revised by the Closing Date Statement, including, without limitation, trade account payables, [outstanding indebtedness], and other current liabilities arising in the ordinary course of business that remain unpaid at and are not delinquent as of the Closing Date;
               (iii) Liabilities related to any warranty claims by the Seller’s customers with respect to work performed by the Seller prior to the Closing Date pursuant to any of the Assigned Contracts (“Seller Warranty Liabilities”); and
               (iv) Other Liabilities, if any, listed on Schedule 2.03.

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          (b) Notwithstanding anything contained in this Agreement to the contrary, except as expressly set forth in Section 2.03(a) above, the Buyer shall not assume or become liable or obligated in any way, and the Seller shall retain and remain solely liable for and obligated to pay, perform and discharge all Liabilities of the Seller, including, without limitation any of the following (collectively, the “Excluded Liabilities”):
               (i) Liabilities under any Excluded Contracts;
               (ii) Liabilities arising under any Assigned Contracts that relate to the time period prior to the Closing Date or arise out of events occurring prior to the Closing Date;
               (iii) Any forfeiture, claim or pending litigation or proceeding relating to the Business prior to the Closing Date; and
               (iv) Any Liabilities for Taxes (a) of Seller, any Principal or any affiliate of Seller or any Principal for all taxable periods (including and through the Closing Date); (b) which may be applicable to the Business or the Acquired Assets for any taxable period ending on or before the Closing Date and for any taxable period beginning before and ending after the Closing Date to the extent allocable to the portion of such taxable period ending on the Closing Date; or (c) for which Seller is responsible pursuant to Section 6.06.
     2.04 Deemed Assignment of Contracts. To the extent that the assignment hereunder of any of the Assigned Contracts shall require the consent of any other party (or in the event that any of the same shall be non-assignable), upon the request of the Buyer, the Seller shall use its Commercially Reasonable Efforts to obtain the consent of such party to the reasonable satisfaction of Buyer. Prior to receipt of such consent, neither this Agreement nor any actions taken hereunder shall constitute an assignment or an agreement to assign such Assigned Contract if such assignment or attempted assignment would constitute a breach thereof or result in a loss or diminution thereof; provided, however, that the Seller shall cooperate with the Buyer to establish a reasonable arrangement designed to provide the Buyer with the benefits and burdens of such Assigned Contract, including appointing the Buyer to act as its agent to perform all of the Seller’s obligations under such Assigned Contract and to collect and promptly remit to the Buyer all compensation received by the Seller pursuant to such Assigned Contract and, at the Buyer’s expense, to enforce, for the account and benefit of the Buyer, any and all rights of the Seller against any other person arising out of the breach or cancellation of such Assigned Contract by such other person or otherwise (any and all of which arrangements shall constitute, as between the parties hereto, a deemed assignment or transfer); provided, further, that the Buyer shall undertake to pay or satisfy the corresponding Liabilities under the terms of any such Assigned Contract to the extent that the Buyer would have been responsible therefor if such consent or approval had been obtained and such Liability shall be deemed an Assumed Liability for all purposes of this Agreement.
     2.05 Purchase Price and Related Matters. In consideration of the sale and transfer of all of the Seller’s rights, title and interests in the Acquired Assets, the Buyer shall assume the Assumed Liabilities and shall pay to the Seller an aggregate purchase price equal to the Closing Cash Payment, the Closing Stock Payment and the Escrow Payment (collectively, the “Purchase Price”), as follows:

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          (a) The “Closing Cash Payment” shall be a cash payment in the amount of $4,575,000, subject to adjustment pursuant to adjustment pursuant to Section 2.06 below. Buyer shall pay the Closing Cash Payment to Seller at Closing by wire transfer of immediately available funds in accordance with the wiring instructions provided to Buyer by Seller on or prior to the Closing Date;
          (b) The “Closing Stock Payment” shall consist of one or more certificates in the name of the Seller evidencing an aggregate number of shares of Parent Common Stock equal to $3,150,000 divided by the Parent Stock Price Per Share Price; and
          (c) The “Escrow Payment” shall consist of one or more certificates in the name of the Seller evidencing an aggregate number of shares of Parent Common Stock equal to $1,350,000 divided by the Parent Stock Price Per Share Price. On the Closing Date, Buyer shall deposit the Escrow Payment into escrow for and on behalf of Seller and/or the Principals. The Escrow Payment shall be held in escrow for a period of one (1) year from the Closing Date, subject to the provisions of ARTICLE IV hereof, pursuant to the terms and subject to the conditions set forth in the Escrow Agreement.
     2.06 Adjustment of Closing Cash Payment.
          (a) No more than three days prior to the Closing Date, the Seller will prepare and deliver to Buyer a calculation and statement of its estimated Net Working Capital as of the Closing Date (the “Estimated Statement”). The Seller will prepare the Estimated Statement in good faith, in a manner consistent with the procedures used to prepare the Financial Statements, subject to Buyer’s good faith review and reasonable satisfaction. If the Net Working Capital set forth on the Estimated Statement (the “Estimated Net Working Capital”) is less than $1,350,000 (the “Net Working Capital Threshold Amount”), then the Closing Cash Payment will be reduced by the amount of such deficiency. If the Estimated Net Working Capital is more than the Net Working Capital Threshold Amount, then the Closing Payment will be increased by the amount of such excess, provided that such amount (the “Holdback Amount”) shall be held back by Buyer until such time as the Net Working Capital is finally determined based upon the Closing Date Statement pursuant to Section 2.06(b) below.
          (b) As soon as practicable but in no event later than sixty (60) days following the Closing Date, Buyer will prepare and deliver to Seller a calculation and statement of the Net Working Capital as of the Closing Date (the “Closing Date Statement”). The Buyer will prepare the Closing Date Statement in good faith, in a manner consistent with the procedures used by Seller to prepare the Financial Statements (to the extent such Financial Statements are in compliance with GAAP), subject to Seller’s good faith review and reasonable satisfaction. Seller may submit to Buyer, not later than fifteen (15) days from the receipt of the Closing Date Statement from Buyer, a list of any components of the Closing Date Statement with which the Seller disagrees, if any (a “Closing Date Dispute Notice”), in which case the disagreement shall be resolved pursuant to the procedures set forth in Section 2.07. If the Seller does not issue a Closing Date Dispute Notice prior to such date, the Closing Date Statement, as supplied to Seller, shall be deemed to have been accepted and agreed to by Seller, and shall be final and binding on the parties to this Agreement.

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          (c) If the Net Working Capital, as finally determined based upon the Closing Date Statement, is less than the Estimated Net Working Capital, then Buyer may retain the Holdback Amount, if any, and claim any remaining portion of such shortfall as Damages pursuant to Section 9.01.
          (d) If the Net Working Capital, as finally determined based upon the Closing Date Statement, is more than the Estimated Net Working Capital, then the Buyer shall release the Holdback Amount of the Closing Payment, if any, and the Closing Payment will be further increased by the amount of such excess and Buyer shall promptly pay such excess to Seller by wire transfer of immediately available funds in accordance with wire transfer instructions provided to Buyer by Seller.
     2.07 Dispute Resolution. In the event a Closing Date Dispute Notice is timely delivered to Buyer by Seller, Buyer and Seller shall thereafter for a period of up to thirty (30) days negotiate in good faith to resolve any items of dispute. Any items of dispute which are not so resolved shall be submitted to a mutually agreed upon certified public accountant from a nationally recognized firm of public accountants mutually acceptable to Buyer and Seller, who shall serve as an arbitrator hereunder (the “Arbitrating Accountant”). In connection with the resolution of any dispute, the Arbitrating Accountant shall have access to all documents, records, work papers, facilities and personnel necessary to perform its function as arbitrator. The Arbitrating Accountant so selected shall render a written decision as promptly as practicable, but in no event later than thirty (30) days after submission of the matter to the Arbitrating Accountant. The decision of the Arbitrating Accountant shall be final and binding upon the parties, and judgment may be entered on such decision in a court of competent jurisdiction. To the extent not otherwise provided herein, the commercial arbitration rules of the American Arbitration Association as in effect at the time of any arbitration shall govern such arbitration in all respects. Each party shall bear its fees and expenses with respect to any proceeding under this paragraph, and the fees and expenses of the Arbitrator in connection with the resolution of disputes pursuant to this paragraph shall be paid by the non-prevailing party, who shall be determined by the Arbitrator.
     2.08 Purchase Price Allocation. The Buyer and the Seller agree to use their Commercially Reasonable Efforts to finalize the allocation of the Purchase Price (and all other capitalizable costs) and the Assumed Liabilities among the Acquired Assets and the agreement set forth in Section 6.01 (the “Allocation”) within thirty (30) days after the Closing Date. In the event of any dispute regarding the Allocation, such dispute shall be resolved by the Arbitrator pursuant to the procedures set forth in Section 2.07. The Allocation shall control for all purposes (including financial accounting and tax purposes), and neither the Buyer nor the Seller shall take any position for purposes of any federal, state or local income tax with respect to the allocation of the Purchase Price which is inconsistent with the Allocation.
     2.09 The Closing. The closing of the Acquisition (the “Closing”) shall take place at the offices of Vinson & Elkins LLP, The Terrace 7, 2801 Via Fortuna, Suite 100, Austin, Texas 78746, at 10:00 a.m. on the business day following the satisfaction or waiver of all conditions to the obligations of the parties contained in ARTICLE VII to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will

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take at the Closing itself) or such other date as the Parties may mutually determine (the “Closing Date”).
     2.10 Further Assurances. At any time and from time to time after the Closing Date, as and when reasonably requested by the Buyer, (a) the Seller shall promptly execute and deliver, or cause to be executed and delivered, all such documents, instruments and certificates and shall take, or cause to be taken, all such further or other actions as are reasonably necessary to fully vest in the Buyer title to all of the Seller’s rights, title and interests in the Acquired Assets, and (b) subject to confidentiality obligations and other restrictions under applicable laws, the Seller shall provide the Buyer with copies of any Business Records related to the Seller’s operation of the Business prior to the Closing that are not otherwise included in the Acquired Assets.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES AND PRINCIPALS
     Each Seller Party and each of the Principals hereby, jointly and severally, represent and warrant to Parent and Buyer that the statements contained below are true and correct, except as set forth in the disclosure schedule (the “Seller Disclosure Schedule”) delivered by the Seller Parties and the Principals to Parent and Buyer on the date hereof and as of the Closing. The disclosures in any section or subsection of the Seller Disclosure Schedule shall qualify other sections and subsections in this ARTICLE III where it should be reasonably apparent that such disclosure relates to other such sections and subsections. When used herein, the phrase “to the knowledge of the Seller Parties” shall mean the actual knowledge of the Principals after having conducted a commercially reasonable inquiry.
     3.01 Seller Party Organization and Qualification; Subsidiaries.
          (a) The Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas. The Seller has the requisite partnership power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing would not have a Seller Material Adverse Effect. The Limited Partnership Agreement of the Seller, a copy of which has previously been delivered to Parent, is a true, accurate and complete copy of such document as in effect as of the date of this Agreement. The Seller is not in violation of any provisions of its Limited Partnership Agreement.
          (b) The General Partner is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas. The General Partner has the requisite power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or

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location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing would not have a Seller Material Adverse Effect. The Limited Liability Company Agreement of the General Partner, a copy of which has previously been delivered to Parent, is a true, accurate and complete copy of such document as in effect as of the date of this Agreement. The General Partner is not in violation of any provisions of its Limited Liability Company Agreement.
          (c) The Limited Partner is a general partnership duly formed, validly existing and in good standing under the laws of the State of Texas. The Limited Partner has the requisite partnership power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing would not have a Seller Material Adverse Effect. The Partnership Agreement of the Limited Partner, a copy of which has previously been delivered to Parent, is a true, accurate and complete copy of such document as in effect as of the date of this Agreement. The Limited Partner is not in violation of any provisions of its Partnership Agreement.
          (d) Except as set forth on Schedule 3.01(d) hereto, no Seller Party owns any equity interest, directly or indirectly, in any corporation, partnership, limited liability company, association, joint venture, business trust or other entity.
     3.02 Ownership. The General Partner is the sole general partner of Seller and holds a 1% general partner interest in Seller. Such general partner interest is duly authorized by the Limited Partnership Agreement of Seller and was validly issued to the General Partner. The Limited Partner is the sole member of the General Partner. Such membership interest is duly authorized by the Limited Liability Company Agreement of the General Partner and was validly issued to the Limited Partner. The Limited Partner is sole limited partner of Seller and holds a 99% limited partner interest in Seller. Such limited partner interest is duly authorized by the Limited Partnership Agreement of Seller and was validly issued to the Limited Partner. The partners of the Limited Partner, identified in Schedule 3.02, hold in the aggregate 100% of the partnership interests in the Limited Partner in the amounts as set forth on Schedule 3.02. Such partnership interests are duly authorized by the Partnership Agreement of the Limited Partner and were validly issued to the persons identified in Schedule 3.02. Except as set forth on Schedule 3.02, neither Seller, the General Partner nor the Limited Partner have or are bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any beneficial interest in the Seller, its assets or properties or in the General Partner, the Limited Partner or their assets or properties.
     3.03 Authority; No Violation.
          (a) Each Seller Party has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its respective obligations and consummate the transactions contemplated hereby and thereby. The execution and delivery of the Agreement and the Ancillary Agreements by each Seller Party and the consummation by the Seller Parties of the transactions contemplated hereby and thereby have been duly and validly

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authorized by all necessary action on the part of each Seller Party and no further partnership or membership authorization or consent is necessary. This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by each Seller Party and constitute valid and binding obligations of the Seller Parties, enforceable against the Seller Parties in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency (including, without limitation, all laws relating to fraudulent transfers), moratorium or similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
          (b) Except as set forth on Schedule 3.03(b) hereto, neither the execution and delivery of this Agreement and the Ancillary Agreements by the Seller Parties, nor the consummation by the Seller Parties of the transactions contemplated herein or therein, nor compliance by the Seller Parties with any of the terms or provisions hereof or thereof, will (i) violate, conflict with or result in a breach of any provision of the organization documents of the Seller Parties, (ii) to the knowledge of the Seller Parties, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree, license or injunction applicable to the Seller Parties or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of or the loss of any benefit under, constitute a default (or any event, which, with notice or lapse of time, or both would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the properties or assets of the Seller under any Assigned Contract, except where such violation, conflict or breach would not have a Seller Material Adverse Effect.
     3.04 Consents and Approvals. Except for (a) such filings under securities laws as may be necessary in connection with the offer and sale of the Parent Common Stock, (b) such filings as may be necessary as a result of any facts or circumstances relating solely to Buyer or the Buyer, and (c) the Consents and filings listed on Schedule 3.04 hereto, no Consent of or filing with any Governmental Entity or with any third party is necessary in connection with the execution and delivery by the Seller Parties of this Agreement and the Ancillary Agreements and the consummation by the Seller Parties of the transactions contemplated hereby and thereby, except where the failure to obtain such Consent or make such filing would not have a Seller Material Adverse Effect.
     3.05 Assigned Contracts.
     (a) True, correct and complete copies of all Assigned Contracts have been delivered to Parent. Except as set forth in Schedule 3.05(a) hereto, (i) each Assigned Contract is legal, valid and binding upon the Seller and, to the knowledge of the Seller, on the other parties thereto and in full force and effect, subject to the effect of any applicable bankruptcy, reorganization, insolvency (including, without limitation, all laws relating to fraudulent transfers), moratorium or similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (ii) the Seller has performed all material obligations required to be performed by it to date and is entitled to all material benefits under each such Assigned Contract, (iii) to the knowledge of the Seller, no party is in breach or default

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under any Assigned Contract, and (iv) to the knowledge of the Seller, no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material breach or default under any Assigned Contract. The Seller has not received written notice that any party to an Assigned Contract intends to terminate such contract.
     (b) Except as set forth in Schedule 3.05(b) hereto, each Assigned Contract is assignable to the Buyer without consent or approval of any party thereto, and the assignment thereof to the Buyer will not result in any penalty or other adverse consequence.
     3.06 Title to Acquired Assets. The Seller has good and valid title to all of the Acquired Assets (other than any licensed or leased Acquired Assets, as to which the Seller has valid licenses or leasehold interests) and owns all of such Acquired Assets (including such licenses or leasehold interests) free and clear of any Encumbrances, other than Permitted Encumbrances and the Encumbrances identified on Schedule 3.06. Subject to receipt of any required Consents, the execution and delivery of this Agreement and the Ancillary Agreements by the Seller at the Closing will convey to and vest in the Buyer good title to the Acquired Assets (or valid licenses or leasehold interests in the case of the licensed or leased Acquired Assets) free and clear of any Encumbrances, except for Permitted Encumbrances. Except as disclosed on Schedule 3.06, there is no contract, agreement or other arrangement granting any person or entity any preferential right to purchase any of the Acquired Assets.
     3.07 Sufficiency of Acquired Assets. The Acquired Assets constitute all of the material assets used by the Seller in the conduct of the Business, except for the Excluded Assets. The tangible Personal Property included in the Acquired Assets that are used in the conduct of the Business are in good condition and repair, ordinary wear and tear excepted, for property of comparable type, age and usage.
     3.08 Financial Statements.
          (a) Attached as Schedule 3.08(a) are copies of the unaudited consolidated balance sheets of the Seller as of December 31, 2004 and 2003, and the related consolidated statements of operations, partnership equity and cash flows for the years then ended, and the unaudited consolidated balance sheet of the Seller as of July 31, 2005 and the related statement of income for the period ended July 31, 2005 (the “Financial Statements”). The Financial Statements fairly present in all material respects the consolidated financial position of the Seller as of the dates thereof and the consolidated income of the Seller Parties, as applicable, for the periods then ended and, except as set forth on Schedule 3.08(a), have been prepared by the Seller as of their respective dates in accordance with GAAP consistently applied throughout the periods indicated (except as may be indicated therein or in the notes thereto, and provided that the Financial Statements as of and for the period ended July 31, 2005 are subject to the absence of notes and to year-end adjustments).
          (b) Except as set forth in the Financial Statements, the Seller has no material Liabilities, contingent or otherwise, other than (i) Liabilities incurred after July 31, 2005 in the ordinary course of business consistent with past practice, and (ii) Liabilities incurred under Contracts in the ordinary course of business and not required under GAAP to be reflected in the Financial Statements. Except as disclosed in the Financial Statements, Seller is not a guarantor

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or indemnitor of any indebtedness of any other person or entity. Except as set forth on Schedule 3.08(b), the Seller maintains and shall continue to maintain a standard system of accounting established and administered in accordance with GAAP.
     3.09 Absence of Certain Changes or Events. Except as set forth on Schedule 3.09, since the date of the latest Financial Statements, the Seller has conducted the Business in the ordinary and usual course, consistent with past practice and, without limiting the generality of the foregoing, there has not been any Seller Material Adverse Effect and, to the knowledge of the Seller Parties, no fact or condition specific to the Seller exists which would reasonably be expected to cause such a Seller Material Adverse Effect. Additionally, since the date of the latest Financial Statements, there has not occurred, and the Seller has not incurred or suffered, any event, circumstances or fact that materially impairs the Assets.
     3.10 Accounts Receivable. Schedule 3.10 lists all outstanding Accounts Receivable as of the Closing Date in connection with sales arising out of the Business prior to the Closing Date. All such Accounts Receivable arose in the ordinary course of business and are collectible in the book amounts thereof, less the allowance for doubtful accounts and returns which are adequate and, except as set forth on Schedule 3.10, have been prepared in accordance GAAP and consistent with the past practices of the Seller as reflected on the Financial Statements. Except as set forth on Schedule 3.10, none of such Accounts Receivable is subject to any material claim of offset or recoupment or counterclaim, and the Seller Parties have no knowledge of any specific facts that could give rise to any such claim. Except as set forth on Schedule 3.10, no material amount of such Accounts Receivable is contingent upon the performance by Seller of any obligation which has not been performed by Seller prior to the Closing Date. Except as set forth on Schedule 3.10, no agreement for deduction or discount with respect to any such Accounts Receivable has been made with any third party.
     3.11 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon any Seller Party which could reasonably be expected to have the effect of prohibiting or impairing any business practice of the Seller Parties, any acquisition of property by the Seller Parties or the conduct of business by the Seller Parties as currently conducted or proposed to be conducted by the Seller Parties, whether before or after the Closing.
     3.12 Legal Proceedings. Except as set forth on Schedule 3.12, no Seller Party is a party to any, and there are no pending or, to the knowledge of the Seller Parties, threatened, legal, administrative, arbitrable or other proceedings, claims, actions or governmental or regulatory investigations of any nature against or affecting any Seller Party, the Business or any of the assets or property of the Seller Parties before any court, arbitrator, administrative agency or Governmental Entity, domestic or foreign. To the knowledge of the Seller Parties, no Seller Party or any property or asset of any Seller Party is subject to any order, writ, judgment, injunction, decree, determination or award which restricts its ability to conduct the Business in any area in which it is presently conducting the Business. There is no action, suit, inquiry or judicial or administrative proceeding pending or, to the knowledge of the Seller Parties, threatened against any Seller Party relating to the transactions contemplated by this Agreement.

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     3.13 Taxes and Tax Returns.
          (a) All Tax Returns required to be filed by the Seller, or otherwise relating to the Assets or Business have been duly filed on a timely basis or within appropriate extensions of time, and all such Tax Returns were when filed, and continue to be, correct and complete in all material respects. Except as set forth on Schedule 3.13, all Taxes owed by the Seller or otherwise relating to the Assets or Business (whether or not shown on any Tax Return) for any taxable period or portion thereof ending on or before the Closing Date have been timely paid or will be paid prior to Closing. Except as set forth on Schedule 3.13, Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. No written claim has ever been made by any Governmental Entity in a jurisdiction where the Seller does not file Tax Returns that the Seller is or may be subject to taxation by that jurisdiction. There are no liens with respect to Taxes on any of the assets or property of Seller, other than Permitted Encumbrances.
          (b) All Taxes required to have been withheld or collected and paid prior to the date hereof in connection with amounts paid or owing to any employee, independent contractor, creditor, member, any other third party, or otherwise have been withheld or collected and paid by or on behalf of the Seller.
          (c) The Seller has delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by or on behalf of the Seller since January 1, 2001 and prior to the date hereof.
          (d) No claim, assessment, deficiency, audit, investigation, or administrative proceeding with respect to Taxes or any Tax Return of the Seller is pending or, to the knowledge of the Seller Parties, has been threatened.
          (e) The Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.
          (f) All monies required to be withheld by the Seller from employees or collected from customers for Taxes and the portion of any Taxes to be paid by the Seller to governmental agencies or set aside in accounts for such purposes have been so paid or set aside, or such monies have been reserved against and entered upon the books and are reflected in the Financial Statements.
          (g) There are no legal, administrative, or tax proceedings pursuant to which any Seller Party is or could be made liable for any Taxes, penalties, interest, or other charges, the liability for which could extend to the Buyer as transferee of the Assets.
          (h) None of the Assets directly or indirectly secures any debt the interest on which is exempt from tax under § 103(a) of the Code, and none of the Assets is “tax-exempt use property” within the meaning of § 168(h) of the Code.
          (i) The transfer of the Acquired Assets pursuant to this Agreement is exempt from Texas sales and use Tax pursuant to the “occasional sale” exception.

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     3.14 Employee Benefit Plans; Employees.
          (a) Schedule 3.14(a) contains a true and complete list of each current Employee Benefit Plan.
          (b) No Seller Party nor any Commonly Controlled Entity contributes to or has an obligation to contribute to, nor has any Seller Party or any Commonly Controlled Entity at any time within six years prior to the Closing Date contributed to or had an obligation to contribute to, a multiemployer plan within the meaning of Section 3(37) of ERISA or a plan subject to Title IV of ERISA.
          (c) All obligations of the Seller Parties and each Commonly Controlled Entity, whether arising by operation of law or by contract, required to be performed under Section 4980B of the Code, Section 601 through 608 of ERISA, or similar state law, including, but not limited to, such obligations that may arise by virtue of the transaction contemplated by this Agreement, have been or will be timely performed.
          (d) Schedule 3.14(d) lists all individuals performing services for the Seller Parties or any subsidiary as of the date of this Agreement and the annual compensation or rate of pay for each, with each such individual identified as (i) salaried or hourly, (ii) exempt or nonexempt, (iii) full-time or part-time, (iv) temporary or permanent, and (v) active or inactive, including the reason for such inactive status (e.g., leave of absence, suspension for substandard performance, FMLA, disability, layoff, etc.). Except as set forth on Schedule 3.14(d), none of said individuals is a common law employee of a Seller Party, and none of said individuals is subject to a collective bargaining agreement.
     3.15 Permits; Compliance with Applicable Law.
          (a) Except as set forth in Schedule 3.15(a), to the knowledge of the Seller Parties, the Seller Parties (i) hold all Permits necessary for the lawful conduct of the Business, and (ii) have materially complied with and is not in conflict with, or in default or violation of any statute, code, ordinance, law, rule, regulation, order, writ, judgment, injunction or decree, published policies and guidelines of any Governmental Entity, applicable to the Seller Parties or by which any property or asset of a Seller Party is bound or affected, except where the failure to hold such Permit or such noncompliance, default or violation would not result in a Seller Material Adverse Effect; and no Seller Party has received notice of any violations of any the above.
          (b) Schedule 3.15(b) contains a list of all material Permits held or applied for by the Seller Parties in connection with the conduct of the Business.

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     3.16 Warranty Claims. Schedule 3.16 sets forth a description of each outstanding warranty claim that has been made by any of the Seller Parties’ customers with respect to products or services provided to such customer by a Seller Party prior to the Closing Date, and the status of any work performed by the Seller Parties to satisfy any such claims. Except as set forth on Schedule 3.16, the Seller Parties have no knowledge of any specific facts that could give rise to any Seller Warranty Liabilities in the future.
     3.17 Customers and Suppliers.
          (a) Schedule 3.17(a) lists the Seller’ Parties’ top fifty (50) customers for fiscal year 2004 and for fiscal year 2005 through the Closing Date and sets forth opposite the name of each such customer the dollar amount of sales attributable to such customer for each such period. Except as set forth on Schedule 3.17(a), no such customer has indicated that it intends to stop, or materially decrease the rate of, buying materials, products or services from the Seller Parties.
          (b) Schedule 3.17(b) lists the Seller Parties’ top twenty (20) vendors for fiscal year 2004 and for fiscal year 2005 through the Closing Date. Except as set forth on Schedule 3.17(b), no such vendor has indicated that it intends to stop, or materially decrease the rate of, supplying materials, products or services to the Seller Parties.
     3.18 Properties.
          (a) The Seller Parties do not own or have any fee ownership interest in any Real Property.
          (b) Except as set forth in Schedule 3.18 hereto, to the knowledge of the Seller Parties, all Real Property leased and used by the Seller Parties in the Business conform in all material respects with all applicable ordinances, codes or regulations. The Seller Parties enjoy quiet and peaceful possession of all such leased properties occupied by it as lessee. Schedule 3.18 contains a true, complete and correct list of all leases pursuant to which the Seller Parties lease any Real Property or Personal Property. Seller has provided Buyer with true and complete copies of all such leases.
     3.19 Insurance. The Seller Parties have been insured against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. The Seller has made available to Buyer true and complete copies of all policies of insurance of the Seller Parties currently in effect, a list of which is attached as Schedule 3.19. All of the policies relating to insurance maintained by the Seller Parties with the respect to the Acquired Assets and the conduct of the Business (or any comparable policies entered into as a replacement thereof) are in full force and effect and no Seller Party has received any notice of cancellation with respect thereto. Except as set forth on Schedule 3.19, the Seller Parties do not have any liability for unpaid premium or premium adjustments not properly reflected in the Financial Statements. All claims under any policy or bond have been duly and timely filed.
     3.20 Labor Matters. No Seller Party is a party to any collective bargaining or other labor union or guild contract nor has any Seller Party been approached by any collective bargaining or other labor union or guild seeking to enter into a contract with any Seller Party. There is no pending or, to the knowledge of the Seller Parties, threatened, labor dispute, strike or

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work stoppage against a Seller Party. No Seller Party nor, to the knowledge of the Seller Parties, any of their respective representatives or employees has committed any unfair labor practices in connection with the operation of the Business, and there is no pending or, to the knowledge of the Seller Parties, threatened charge or complaint against any Seller Party by the National Labor Relations Board or any comparable state agency. To the knowledge of the Seller Parties, all employees of the Seller Parties are authorized to be employed by the Seller Parties in the United States. To the knowledge of the Seller Parties, the Seller Parties have at all times been in substantial compliance with all applicable laws and regulations regarding labor and employment practices and policies, including, without limitation, those regarding: (i) wages, salaries, commissions, bonuses, vacation pay, severance or termination pay, sick pay or other compensation; (ii) employee benefits; (iii) unlawful, unfair, wrongful or discriminatory employment or labor practices; (iv) breach of contract or other claim arising under a collective bargaining agreement, other labor contract or individual agreement, or any other employment covenant whether express or implied; (v) minimum wages or maximum hours of work; (vi) occupational safety and health standards; (vii) denial of mandatory time off under law or failure to reinstate following same; or (viii) plant closing and mass layoff, immigration, workers’ compensation, disability, unemployment compensation, and whistleblowing.. Except as set forth on Schedule 3.20, there are no complaints pending or, to the knowledge of the Seller Parties, threatened against any Seller Party by any employee, former or current, before any domestic (federal, state or local) or foreign board, department, court, commission or agency nor, to the knowledge of the Seller, does any basis therefor exist.
     3.21 Intellectual Property Rights. The Seller owns or possesses a license or other right to use without payment of any amount (other than filing fees, continuation fees, renewal fees, and/or maintenance fees, taxes, and similar fees and charges) all Intellectual Property Rights. Schedule 3.21 sets forth a list of all patents, pending patent applications, registered copyrights, registered trademarks and service marks and applications for the registration of trademarks and service marks which are owned by the Seller as well as all intellectual property license agreements (excluding off-the-shelf software programs licensed by the Seller and licenses embodied in agreements entered into between the Seller and its customers in connection with the services performed by the Seller thereunder). Except as set forth on Schedule 3.21, no Seller Party has received any notice of conflict with the Intellectual Property Rights from any third party and the Intellectual Property Rights are valid and enforceable and do not infringe upon the rights of any third parties.
     3.22 Affiliate Relationships Except as set forth on Schedule 3.22, there are no contracts or other arrangements involving any Seller Party in which any officer, director, Seller Interest Holder or Affiliate of a Seller Party has a financial interest, including indebtedness to the Seller
     3.23 Broker’s Fees. Except as set forth on Schedule 3.23, neither the Seller, the General Partner, the Limited Partner nor any of their respective officers, directors, partners or members has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

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     3.24 Bank Accounts. The Seller has disclosed to Buyer the identity and location of all bank accounts and lock boxes maintained by the Seller Parties at banks, trust companies, securities firms or other brokers or other financial institutions with respect to which the Seller Parties deposit collections from Accounts Receivable.
     3.25 Bulk Sales Laws. The Seller Parties represent that there are no applicable bulk sale, bulk transfer or similar laws applicable to the transactions contemplated by this Agreement.
     3.26 Complete Copies of Business Records and Other Materials. The Business Records to be delivered to the Buyer are complete and accurate in all material respects. To the knowledge of the Seller Parties, the Seller has delivered or made available true and complete copies of each document that has been requested by the Buyer or its counsel in connection with the Business and the legal and accounting review of the Seller Parties.
     3.27 Disclosure. No representation or warranty of the Seller Parties or the Principals contained in this Agreement or any schedule to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances in which they are made, not misleading.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER
     The Parent and Buyer hereby, jointly and severally, represent and warrant to the Seller Parties that the statements contained below are true and correct, except as set forth in the disclosure schedule (the “Parent Disclosure Schedule”) delivered by the Parent and Buyer to the Seller, on the date hereof and as of the Closing Date. The disclosures in any section or subsection of the Parent Disclosure Schedule shall qualify other sections and subsections in this ARTICLE IV where it should be reasonably apparent such disclosure relates to other such sections and subsections. When used herein, the phrase “to the knowledge of the Parent” shall mean the actual knowledge of the executive officers of the Parent.
     4.01 Corporate Organization and Qualification. Each of Parent and Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Buyer has the requisite power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.
     4.02 Capitalization.
          (a) The authorized capital stock of Parent consists of 40,000,000 shares of Parent Common Stock, of which 22,225,766 shares are issued and outstanding (as of August 9, 2005), and 8,000,000 shares of preferred stock, par value $0.001 per share, none of which are issued and outstanding. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights and were offered, issued and sold by Buyer in compliance with applicable federal and state securities laws. Except for 6,039,627 outstanding options to purchase shares of Parent Common Stock pursuant to Parent’s Stock Incentive Plan and 403,631 outstanding warrants to purchase

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shares of Parent Common Stock (as of June 30, 2005), Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Parent Common Stock or any other equity security of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock or any other equity security of Parent other than as provided for in this Agreement. There are no bonds, debentures, notes, shares of preferred stock or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for securities having the right to vote) on any matters on which the stockholders of Parent may vote. There are no agreements or understandings with respect to the voting of any shares of Parent Common Stock or which restrict the transfer of such shares to which Parent is a party, other than applicable federal and state securities laws.
          (b) The authorized capital stock of Buyer consists of 1,000 shares of common stock, par value $0.001 per share (“Buyer Common Stock”), all of which are issued and outstanding. All of the issued and outstanding shares of Buyer Common Stock are owned by Parent, have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights.
     4.03 Authority; No Violations.
          (a) Each of Parent and Buyer has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations and consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements by Parent and Buyer and the consummation by Parent and Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of each of Parent and Buyer and no other authorization or consent from the board of directors or shareholders of the Parent ot Buyer is necessary. This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by each of Parent and Buyer and, assuming the due authorization, execution and delivery by the Seller, constitute valid and binding obligations of Parent and Buyer, enforceable against Buyer in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency (including, without limitation, all laws relating to fraudulent transfers), moratorium or similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
          (b) Except as set forth on Schedule 4.03(b) hereto, neither the execution and delivery of this Agreement and the Ancillary Agreements by each of Parent and Buyer, nor the consummation by Parent and Buyer of the transactions contemplated hereby and thereby, nor compliance by Parent and Buyer with any of the terms or provisions hereof or thereof, will (i) violate, conflict with or result in a breach of any provision of the Certificate of Incorporation or Bylaws of Parent or Buyer, as the case may be, or (ii) to the knowledge of Parent , violate any statute, code, ordinance, rule, regulations, judgment, order, writ, decree or injunction applicable to Parent or Buyer or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of or the loss of any benefit under, constitute a default (or any event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance

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required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, material agreement or other instrument or obligation to which Parent or Buyer is a party, or by which it or any of their respective properties or assets may be bound or affected, except where such violation, conflict or breach would not have a Seller Material Adverse Effect.
     4.04 Consents and Approvals. Except for (a) such filings under securities laws as may be necessary in connection with the issuance of the Parent Common Stock pursuant to this Agreement, (b) such filings as may be necessary as a result of any facts or circumstances related solely to the Seller, and (c) the Consents and filings listed on Schedule 4.04 hereto, no Consent of or filing with any Governmental Entity or with any third party is necessary in connection with the execution and delivery by Parent and Buyer of this Agreement and the Ancillary Agreements and the consummation by Parent and Buyer of the transactions contemplated hereby and thereby, except where the failure to obtain such Consent or make such filing would not result in a Parent Material Adverse Effect.
     4.05 Broker’s Fees. Neither Parent nor Buyer nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fee, commission or finder’s fee in connection with any of the transactions contemplated by this Agreement, except as set forth in Schedule 4.05 hereto.
     4.06 Valid Issuance of Parent Common Stock. The shares of Parent Common Stock to be issued pursuant to this Agreement will, when issued, be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights. Assuming the accuracy of the representations and warranties, and compliance with the covenants and agreements, of the Seller Parties and the Principals in Section 6.02(a) hereof, and of the other Seller Interest Holders pursuant to the Stock Restriction Agreements, the shares of Parent Common Stock to be issued to the Seller pursuant to this Agreement will be validly issued pursuant to the “private placement” exemption from registration provided by Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act.
     4.07 Disclosure. No representation or warranty of Parent or Buyer contained in this Agreement or any schedule to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances in which they are made, not misleading.
ARTICLE V
PRE-CLOSING COVENANTS
     5.01 Conduct of Business. During the period from the date of this Agreement and continuing until the Closing or sooner termination of this Agreement, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Buyer, the Seller shall carry on its business in the ordinary course consistent with past practice. The Seller shall use all reasonable efforts to preserve its business organization, keep available the present

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services of its current officers, employees and agents, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Seller.
     5.02 Access to Information; Confidentiality.
          (a) Subject to Section 5.02(b), the Seller Parties shall afford to Parent, and shall cause their independent accountants to afford to Parent and Parent’s accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Closing to all of the Seller Parties’ assets, properties, Contracts and Business Records, and the Seller Parties shall permit Parent and its representatives to make abstracts from and copies of such Contracts and Business Records. During such period, the Seller Parties shall use Commercially Reasonable Efforts to furnish promptly to Parent all other information concerning the Business, assets, properties and personnel of the Seller Parties as Parent may reasonably request.
          (b) No party (or its representatives, agents, counsel, accountants or investment bankers) hereto shall disclose to any third party, other than either party’s representatives, agents, counsel, accountants or investment bankers any confidential or proprietary information about the business, assets or operations of the other parties to this Agreement or the transactions contemplated hereby, except as contemplated hereby and as may be required by applicable law. The parties hereto agree that the remedy at law for any breach of the requirements of this subsection will be inadequate and that any breach would cause such immediate and permanent damage as would be impossible to ascertain, and, therefore, the parties hereto agree and consent that in the event of any breach of this subsection, in addition to any and all other legal and equitable remedies available for such breach, including a recovery of damages, the non-breaching parties shall be entitled to obtain preliminary or permanent injunctive relief without the necessity of proving actual damage by reason of such breach and, to the extent permissible under applicable law, a temporary restraining order may be granted immediately on commencement of such action.
     5.03 No Solicitation of Transactions. Until the earlier of (a) the Closing or (b) termination of this Agreement pursuant to ARTICLE VIII, neither the Seller, the General Partner, the Limited Partner nor any of their respective partners, managers, officers, employees, representatives, agents and advisors nor other persons controlled by the Seller, the General Partner or the Limited Partner shall solicit or hold discussions or negotiations with, or assist or provide any information to, any person, entity or group (other than Parent, Buyer and their affiliates and representatives) concerning (i) any merger, consolidation, business combination, share exchange, or other similar transaction involving the Seller, the General Partner or the Limited Partner; (ii) any sale, lease, exchange, mortgage, pledge, license transfer or other disposition of any equity interests or significant assets of the Seller, the General Partner or the Limited Partner; or (iii) the issuance of any new partnership interests of the Seller, the General Partner or the Limited Partner or any options, warrants or other rights to acquire partnership interests of the Seller, the General Partner or the Limited Partner in connection with a change of control transaction. The Seller will promptly communicate to Parent, Buyer and their affiliates and representatives the terms of any proposal, discussion, negotiation or inquiry relating to a merger or disposition of a portion of its capital stock or assets or similar transaction involving the

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Seller and the identity of the party making such proposal or inquiry, which it may receive with respect to any such transaction.
     5.04 Regulatory Matters. The parties shall cooperate with each other and use all commercially reasonable efforts promptly to prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement. Seller and Parent shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Seller, Parent or Buyer, as the case may be, which appear in any filing made with or written materials submitted to, any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Parent (or Buyer as the case may be) and Seller shall promptly furnish each other with copies of written communications received by Parent, Buyer or Seller, as the case may be, from or delivered by any of the foregoing to any Governmental Entity in respect of the transactions contemplated hereby.
     5.05 Third Party Consents. After the date hereof and prior to the Closing, the Seller shall use all Commercially Reasonable Efforts, including making any required payments, to obtain the written consent from any party to an agreement or instrument identified in Schedule 3.05(b) or any other Assumed Contract which is required to permit the consummation of the transactions contemplated hereby.
     5.06 All Necessary Action. Each of the parties hereto shall use Commercially Reasonable Efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate the transaction contemplated hereby as soon as reasonably practicable. No party shall intentionally perform any act which, if performed, or omit to perform any act which, if omitted to be performed, would prevent or excuse the performance of this Agreement by any party hereto or which would result in any representation or warranty herein contained of such party being untrue in any material respect as if originally made on and as of the Closing Date.
     5.07 Notification; Disclosure Supplements. Each party shall promptly give the other party written notice of the existence or occurrence of any condition of which it becomes aware which would make any representation or warranty herein contained of either party untrue or which might reasonably be expected to prevent the consummation of the transactions contemplated hereby. Prior to the Closing, each party will supplement or amend the applicable Disclosure Schedule delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in such Disclosure Schedule which has been rendered inaccurate thereby. No

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supplement or amendment to such Disclosure Schedule shall have any effect for the purposes of determining satisfaction of the conditions set forth in Section 7.02(a) hereof (unless Parent consents in writing to such satisfaction of conditions or elects to waive such matter by closing the transactions contemplated hereby) or for the purposes of determining satisfaction of the conditions set forth in Section 7.03(a) hereof (unless the Seller consents to such satisfaction of conditions or elects to waive such matter by closing the transactions contemplated hereby).
ARTICLE VI
ADDITIONAL AGREEMENTS
     6.01 Non-Compete Agreement.
          (a) Each Seller Party and each Principal agrees not to, during the Noncompetition Period, directly or indirectly: (i) solicit (or assist another in soliciting) any Covered Client for Competitive Products or Services; (ii) provide (or assist another in providing) Competitive Products or Services to any Covered Client; (iii) enter into any employment or other service relationship (e.g., consulting) involving Competitive Duties with any Covered Client; (iv) encourage (or assist another in encouraging) any employee, contractor, consultant, supplier, or vendor performing services for Parent, Buyer or Seller in the Restricted Area to terminate his or her relationship, as it relates to the Competitive Services, with the Parent or Buyer, as applicable; (v) engage, hire or solicit (or assist another in engaging, hiring or soliciting) for employment or other personal service engagement any employee or, as it relates to the performance of Competitive Services, any contractor or consultant, performing services for Parent or Buyer in the Restricted Area; or (vi) perform Competitive Duties for a Competing Business within the Restricted Area or offer Competitive Products or Services within the Restricted Area (for itself to others or on behalf of any Competing Business); provided, that each Principal may enter into an employment or other service relationship (e.g., consulting) involving the Competitive Duties set forth in clauses (ii) and (iii) of the definition of Competitive Duties with any Covered Client that is not a Competing Business, and provided further, that the Seller and each Principal may each own up to 5% of any class of securities of any company that is traded on a national securities exchange or through the Nasdaq National Market. Notwithstanding the preceding sentence, the Seller and the Principals may engage in any of the activities listed in the preceding sentence with the Parent’s prior written approval, which approval may be withheld in Parent’s sole discretion.
          (b) During the Noncompetition Period, each Seller Party and each Principal expressly consent to and authorize the Parent and Buyer to disclose both the existence and terms of the applicable provisions of this Agreement to any future user of the services of any Seller Party or to any future employer of a Principal and to take any steps the Parent or the Buyer deems necessary to enforce this Agreement.
          (c) Each Seller Party and each Principal hereby acknowledge that the Parent and Buyer have invested, and will continue to invest, significant time, cost, and effort in developing and maintaining their customer base and in developing and maintaining their prospective customer base. Each Seller Party and each Principal further acknowledge that the

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Parent’s and Buyer’s relationships with their customers and prospective customers are intended to be continuous and long-term.
          (d) The Principals shall use Commercially Reasonable Efforts to cause Paranet Soutions, LLC to execute and deliver to Parent at Closing a Non-Competition Agreement in the form attached as Exhibit G.
     6.02 Securities Matters.
          (a) The Seller Parties and the Principals understand and acknowledge that the issuance of shares of Buyer Common Stock pursuant to this Agreement will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and that the Parent Common Stock will be issued to the Seller in a private placement transaction effected in reliance on an exemption from the registration requirements of the Securities Act and in reliance on exemptions from the qualification requirements of applicable state securities laws. In connection therewith, the Seller and the Principals hereby represent and warrant as follows:
               (i) The Seller Parties and the Principals each have such knowledge and experience in financial and business matters such that they are each capable of evaluating the merits and risks of an investment in Parent Common Stock and protecting their own interests in connection with such investment.
               (ii) The Seller Parties and the Principals are sufficiently aware of the Parent’s business affairs and financial condition and has acquired sufficient information about Parent to reach an informed and knowledgeable investment decision with respect to acquiring Parent Common Stock pursuant to this Agreement.
               (iii) The Seller Parties and the Principals are not acquiring the Parent Common Stock as a result of any general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act), including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.
               (iv) With respect to the tax and other economic considerations involved in acquiring the Parent Common Stock, the Seller Parties and the Principals are not relying on Parent, and the Seller Parties and the Principals have carefully considered and have, to the extent each such person believes such discussion necessary, discussed with such person’s professional legal, tax, accounting and financial advisors the implications of acquiring the Parent Common Stock for such person’s particular tax, financial and accounting situation.
               (v) The Seller Parties and the Principals acknowledge that the shares of Parent Common Stock so issued pursuant to this Agreement will be “restricted securities” under Federal and state securities laws and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available.

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               (vi) The Seller Parties and the Principals are familiar with Rule 144 of the Securities Act as presently in effect and each understands the restrictions and resale limitations imposed thereby and by the Securities Act.
          (b) The Seller shall have the right to transfer shares of Parent Common Stock to any other Seller Party and such Seller Parties shall have the further right to transfer such shares of Parent Common Stock to the Seller Interest Holders set forth on Schedule 6.02(b) in the amounts set forth opposite their names on such Schedule 6.02(b), provided that each such Seller Interest Holder shall have executed and delivered to Parent a Stock Restriction Agreement (i) in the form attached as Exhibit H, if such Seller Interest Holder is a Continuing Employee Stockholder, or (ii) in the form attached as Exhibit I, if such Seller Interest Holder is not a Continuing Employee Stockholder. Each Seller Party covenants and agrees that, except for $75,000 of the Closing Cash Payment which the Seller Parties covenant and agree to distribute to Jessie Mann as consideration for transaction-related costs specially incurred by Mr. Mann in connection with the transactions contemplated by this Agreement, any shares of Parent Common Stock (and any Closing Cash Payment) transferred to Seller Interest Holders shall be allocated in the same proportion as the Seller Interest Holders’ ownership as set forth on Schedule 3.02 and in a combination of cash and Parent Common Stock commensurate with the Closing Cash Payment and Closing Stock Payment received by Seller. The Seller Parties covenant and agree that they will distribute to Jessie Mann within sixty (60) days after the Closing Date the shares of Parent Common Stock subject to the restrictions set forth in the Stock Restriction Agreement entered into between Parent and Mr. Mann. Pursuant to the Stock Restriction Agreement, each Seller Interest Holder agrees not to make any disposition of all or any portion of the Parent Common Stock unless (i) pursuant to registration under the Securities Act or pursuant to an available exemption from registration, and (ii) in compliance with the transfer restrictions contained in the Stock Restriction Agreement. Seller shall have the right to transfer shares of Parent Common Stock from time to time to such other Seller Interest Holders as approved in writing by Parent provided that each such Seller Interest Holder shall have executed and delivered to the Seller a stock restriction agreement in a form approved in advance by Parent.
          (c) Each Seller Party covenants and agrees that, except as contemplated in Section 6.02(b) or as otherwise specified in a Stock Restriction Agreement between Buyer and any Seller Interest Holder, during the thirty-six (36)-month period following the Closing Date, no Seller Party will offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any such shares of Parent Common Stock, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such shares of Parent Common Stock. Upon transfer of the shares of Parent Common Stock by a Seller Party to the Seller Interest Holders as pursuant to Section 6.02(b), such persons will be subject to such restrictions on transfer as set forth in the Stock Restriction Agreements. Following the third anniversary of the Closing Date, all shares of Parent Common Stock held by any Seller Party shall no longer be subject to such transfer restrictions under the terms of this Agreement.
          (d) The certificates representing the Parent Common Stock issued hereunder shall bear, in addition to any other legends required under applicable state securities laws, the following legend:

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THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE SOLD, OFFERED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT (I) PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION AND (II) IN ACCORDANCE WITH THE RESTRICTIONS AND CONDITIONS SET FORTH IN THE (A) ASSET PURCHASE AGREEMENT DATED AS OF SEPTEMBER 2, 2005 BY AND AMONG THE PARTIES THERETO AND (B) A STOCK RESTRICTION AGREEMENT DATED AS OF SEPTEMBER 2, 2005, BY AND AMONG THE PARTIES THERETO. A COPY OF THE APPLICABLE PROVISIONS OF SUCH AGREEMENT SHALL BE FURNISHED BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER, TO THE EFFECT THAT ANY SALE OR TRANSFER OF THESE SECURITIES WILL BE IN COMPLIANCE WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.
In order to prevent any transfer from taking place in violation of this Agreement, any Stock Restriction Agreement or applicable law, Parent may cause a stop transfer order to be placed with its transfer agent with respect to the Parent Common Stock. Parent will not be required to transfer on its books any shares of Parent Common Stock that have been sold or transferred in violation of any provision of this Agreement or applicable law.
          (e) Parent shall file, within seventy-five (75) days after the Closing Date, a registration statement (“Registration Statement”) on Form S-3, or other appropriate registration form, with the SEC under the Securities Act with respect to the offer and sale by the Seller Interest Holders listed on Schedule 6.02(e) (the “Registrable Stockholders”) pursuant to Rule 415 promulgated under the Securities Act of 100% of the shares of Parent Common Stock to be transferred to such Registrable Stockholders by the Seller Parties (collectively, the “Registrable Securities”) and will use reasonable, prompt and diligent efforts to cause such Registration Statement to become effective as soon as practicable thereafter. Parent shall use its reasonable, prompt and diligent efforts to cause the Registrable Securities to be listed on Nasdaq National Market.
          (f) Notwithstanding any other provision of this Section 6.02, if the Parent shall furnish to the Registrable Stockholders a certificate signed by the president or chief executive officer of the Parent stating that in the good faith judgment of the board of directors of the Parent it would be seriously detrimental to the Parent and its stockholders (including the Registrable Stockholders) for such Registration Statement to be filed or such registration to be effected at such time, the Parent shall have the right to defer the filing of the registration statement for so long as reasonably necessary, but no later than 150 days after the Closing Date.

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          (g) Parent shall prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with the Registration Statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities and to keep such registration statement effective until the earlier of such time as all Registrable Stockholders have completed the distribution described in the Registration Statement or the date on which all the Registrable Securities may be immediately sold without registration, and without restriction as to the number of securities to be sold, pursuant to Rule 144 under the Securities Act.
          (h) Parent shall, if required under applicable law at the time, use its Commercially Reasonable Efforts to register and qualify the Registrable Securities under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Registrable Stockholder; provided that Parent shall not be required in connection with such registration and qualification or as a condition to such registration and qualification (i) to qualify to do business or to file a general consent to service of process in any such states or jurisdictions or (ii) to subject itself to taxation in any jurisdiction.
          (i) Parent shall notify each Registrable Stockholder at any time when a prospectus relating to the Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated in such prospectus or necessary to make the statements in such prospectus not misleading in the light of the circumstances then existing.
          (j) Parent shall furnish to each Registrable Stockholder such number of conformed copies of the Registration Statement and of each amendment and supplement thereto (in each case including all exhibits and documents incorporated by reference), such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any prospectus supplement) and any other prospectus filed under Rule 424 promulgated under the Securities Act relating to such Registrable Stockholder’s shares included in the Registration Statement.
          (k) Parent shall notify each Registrable Stockholder (i) when such Registration Statement or any prospectus used in connection therewith, or any amendment or supplement thereto, has been filed and, with respect to such Registration Statement or any post-effective amendment thereto, when the same has become effective, (ii) of any written request by the SEC for amendments or supplements to such Registration Statement or prospectus or for supplemental information, (iii) of the notification to Parent by the SEC of its initiation of any proceeding with respect to the issuance by the SEC of, or of the issuance by the SEC of, any stop order suspending the effectiveness of such Registration Statement; and (iv) of the receipt by Parent of any notification with respect to the suspension of the qualification of the Registrable Securities for sale under the applicable securities or “blue-sky” laws of any jurisdiction.
          (l) In the event of the issuance of any stop order suspending the effectiveness of the Registration Statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of the Registrable Securities for sale in any

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jurisdiction, Parent shall use all reasonable efforts promptly to obtain the withdrawal of such order.
          (m) All expenses incurred in effecting the registration under Registration Statement shall be borne by Parent. All underwriting discounts, selling commissions, and stock transfer taxes relating to the Registrable Securities shall be borne by the Registrable Stockholders pro rata on the basis of the number of shares of Registrable Securities registered on their behalf.
          (n) Parent may require any Registrable Stockholder to, and each such Registrable Stockholder, shall, furnish Parent with such information regarding such Registrable Stockholder and the distribution of the Registrable Securities as Parent may from time to time reasonably request in writing and to otherwise cooperate in connection with such registration. At any time during the effectiveness of the Registration Statement, if such Registrable Stockholder becomes aware of any change materially affecting the accuracy of the information contained in such Registration Statement or the prospectus (as then amended or supplemented) relating to such Registrable Stockholder, including but not limited to the sale or disposition of all Registrable Securities owned by each such Registrable Stockholder, he or it will promptly notify Parent of such change.
          (o) Upon receipt of any notice from Parent of the happening of any event as a result of which any prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, each Registrable Stockholder will forthwith discontinue such Registrable Stockholder’s disposition of Registrable Securities pursuant to the Registration Statement until such Registrable Stockholder receives copies of a supplemented or amended prospectus from Parent and, if so directed by Parent, shall deliver to Parent (at Parent’s expense) all copies, other than permanent file copies, then in such Registrable Stockholder’s possession of the prospectus relating to such Registration Statement current at the time of receipt of such notice.
          (p) Parent shall, to the full extent permitted by law, indemnify and hold harmless each Registrable Stockholder included in the Registration Statement against any expenses, claims, losses, damages or liabilities to which such Registrable Stockholder may become subject under the Securities Act or otherwise, insofar as such expenses, claims, losses, damages or liabilities or actions in respect thereof arise out of or are based upon any untrue statement of any material fact contained in the Registration Statement, final prospectus, preliminary prospectus, or prospectus supplement contained therein or filed with the SEC, or any amendment or supplement thereto, or any omission to state therein a material fact required to be stated therein or. necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading; provided, that Parent shall not be liable in any such case to the extent that any such loss (or actions in respect thereof) arises out of or is based upon an untrue statement or omission made in any such Registration Statement, final prospectus, amendment or supplement in reliance upon and in conformity with information furnished in writing to Parent by such Registrable Stockholder and stated to be specifically for use therein.

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          (q) Each Registrable Stockholder shall, to the full extent permitted by law, indemnify and hold harmless Parent, its directors, officers, employees, agents and each other person, if any, who controls Parent within the meaning of the Securities Act, against any expenses, claims, losses, damages or liabilities to which Parent or any such director, officer, employee, agent or controlling person may become subject under the Securities Act or otherwise, insofar as such expenses, claims, losses, damages or liabilities arise out of or are based upon any untrue statement of any material fact contained in the Registration Statement, final prospectus or prospectus supplement contained therein or filed with the SEC, or any amendment or supplement thereto, or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading, if such untrue statement or omission was made in reliance upon and in conformity with written information furnished to Parent by such Registrable Stockholder specifically stating that it is for use in the preparation of such Registration Statement, final prospectus, amendment or supplement; provided, however, that the obligation to provide indemnification pursuant to this Section 6.02(q), shall be several among such indemnifying parties on the basis of the number of shares of Parent Common Stock of each such indemnifying party included in the Registration Statement, and shall not exceed the value as of the date hereof of the shares of Parent Common Stock received by such Registrable Stockholder pursuant to this Agreement. The foregoing indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of Parent or any such director, officer, employee, agent or controlling person and shall survive the transfer of such securities by such Registrable Stockholder. Each Registrable Stockholder shall also indemnify each other Registrable Stockholder who participates in the offering or sale under the Registration Statement, their officers, directors, employees, agents and each other person, if any, who controls any such participating person within the meaning of the Securities Act to the same extent as provided above with respect to Parent.
          (r) Promptly after receipt by any party of notice of the commencement of any action or proceeding involving a claim referred to in Section 6.02(p) or 6.02(q), such party shall, if a claim in respect thereof is to be made against another party pursuant to such paragraphs, give written notice to the latter of the commencement of such action, provided that any failure of any person to give notice as provided therein shall not relieve any other person of its obligations under Section 6.02(p) or 6.02(q), as the case may be, except to the extent that such other person is actually prejudiced by such failure. In case any such action is brought, the party obligated to indemnify pursuant to Section 6.02(p) or 6.02(q), as the case may be, shall be entitled to participate in and, unless, in the reasonable judgment of counsel to any indemnified party, a conflict of interest between such indemnified party and any indemnifying party exists with respect to such claim, to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation; provided that the indemnified party may participate in such defense at the indemnified party’s expense. Without the consent of the indemnified party, no indemnifying party shall consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to each indemnified party of a release from all liability in

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respect to such claim or litigation. No indemnifying party shall be subject to any liability for any settlement made without its consent, which consent shall not be unreasonably withheld.
          (s) If the indemnity and reimbursement obligation provided for in Section 6.02(p) or 6.02(q) is unavailable or insufficient to hold harmless a party entitled to indemnification hereunder in respect of any expenses, claims, losses, damages or liabilities (or actions with respect thereto) referred to therein, the party obligated to indemnify hereunder shall contribute to the amount paid or payable by the indemnified party as a result of such expenses, claims, losses, damages or liabilities (or actions) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with statements or omissions which resulted in such expenses, claims, losses, damages or liabilities as well as any other relevant equitable considerations. Relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were-to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the first sentence of this paragraph. No person guilty of fraudulent misrepresentation within the meaning of the Securities Act shall be entitled to contribution from any person not guilty of such fraudulent misrepresentation.
     6.03 Transition Services Agreement; Hiring of Employees; Employment Agreements. As additional consideration for Parent, and as a material inducement for Parent and Buyer to enter into this Agreement and to consummate the transactions contemplated hereby:
          (a) Parent, Buyer and Seller agree to enter into the Transition Services Agreement on or before the Closing Date, pursuant to which Seller will use its Commercially Reasonable Efforts to (i) retain the Continuing Employees listed on Schedule 6.03, and (ii) cause the Continuing Employees to perform services exclusively for the benefit of Parent and Buyer (at the level and to the extent such services were performed for the Seller prior to the Closing) from the Closing Date through September 30, 2005 (the “Transition Period”).
          (b) During the Transition Period, Buyer will offer employment, effective no later than September 30, 2005, to each Continuing Employee listed on Schedule 6.03. It shall be a condition to the employment of each Continuing Employee with the Buyer that such person execute the Buyer’s standard form IPAA Agreement, or the IPAA Agreement for Key Employees, as indicated on Schedule 6.03.
          (c) Jessie Mann shall enter into the Employment Agreement with Buyer, effective as of the Closing Date.

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     6.04 Employee Benefit Plans.
          (a) Effective as of no later than September 30, 2005, Parent shall (i) cause each Continuing Employee that accepts employment with Parent to be covered under each employee benefit plan, program, or arrangement, including, but not limited to, any qualified retirement, medical, dental, vision, life insurance, cafeteria, disability, severance, nonqualified deferred compensation, or paid time-off plan, maintained by Parent or any of its affiliates (“Parent Plan”) for which such Continuing Employee is eligible under the terms and conditions of each such Parent Plan. With respect to such Parent Plans, Parent shall credit prior service of the Continuing Employees with Seller as reflected on the records of Seller provided to Parent for purposes of participation and vesting under any such Parent Plan and for purposes of participation, vesting, and calculation of benefits for periods after the Closing Date with respect to vacation, sick days, severance and post-employment benefits to the extent that such service is recognized under the analogous benefit plans and programs maintained by or on behalf of Seller (but this credit will not obligate Parent or Buyer to continue the employee benefit plans and programs maintained by Parent or Buyer or otherwise alter the terms and conditions of the Parent Plans or Parent’s or Buyer’s vacation, sick days, severance and post-employment benefits or any of them); provided, that such service need not be credited to the extent it will result in duplication of benefits. Any pre-existing condition restrictions and waiting period limitations that were deemed satisfied with respect to a particular person under any Current Employee Benefit Plan that is a group health plan immediately prior to the Closing Date shall be deemed satisfied by Parent and Buyer under their respective group health plans with respect to such person on or after the Closing Date to the extent (and only to the extent) agreed to by the insurer, if any, of the applicable Parent or buyer group health plan. The Parent shall assume and honor all paid time-off obligations such as vacation and sick days, to the extent that such obligations are reflected on the Closing Date Statement.
          (b) The parties hereby agree that (i) the Seller Parties or their Commonly Controlled Entities will retain all Employee Benefit Plans, to the extent applicable, and all associated liabilities and obligations and (ii) the Buyer shall not assume any Employee Benefit Plan or any obligations or liabilities thereunder, and none shall be considered to be either an “Acquired Asset,” an “Assigned Contract,” or an “Assumed Liability” for purposes of this Agreement, except as specifically set forth on the Estimated Statement, as revised by the Closing Date Statement. The Seller Parties or a Commonly Controlled Entity will maintain a group health plan (within the meaning of Section 4980B of the Code) if necessary to prevent the passage of any obligations arising pursuant to Section 4980B of the Code to the Buyer.
     6.05 Publicity. Except as otherwise required by law or the rules of the Nasdaq National Market, from the date of this Agreement until the Closing Date or earlier termination of this Agreement, no party hereto shall issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party. Notwithstanding the above, the Seller Parties acknowledge that Parent, as a publicly held company, is subject to certain disclosure requirements under federal securities laws. Accordingly, Parent reserves the right to disclose this Agreement and the transactions contemplated hereby, including financial information regarding the Seller Parties and the status of negotiations, at any time it decides that such disclosure is appropriate under the securities laws

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or the rules of any stock exchange, provided, however, that Parent shall provide the Seller Parties and their counsel a reasonable time to review and comment upon such disclosure.
     6.06 Taxes.
          (a) The Seller shall pay the cost of all sales, transfer and use Taxes arising out of the transfer of the Acquired Assets pursuant to this Agreement. The Seller shall pay all costs and expenses (including, without limitation, recording fees and real estate transfer Taxes and real estate transfer stamps) incurred in connection with obtaining or recording title to the Acquired Assets. The sales, use and transfer Tax returns required by reason of said transfer shall be timely prepared and filed by the party normally obligated by law or regulation to make such filing. The Seller and the Buyer agree to reasonably cooperate with each other in connection with the preparation and filing of such returns, in obtaining all available exemptions from such sales, use and transfer Taxes, and in timely providing each other with resale certificates and any other documents necessary to satisfy any such exemptions.
          (b) All ad valorem taxes, real property taxes, personal property taxes and similar obligations (“Property Taxes”) attributable to the Acquired Assets with respect to the tax period in which the Closing Date occurs shall be apportioned as of the Closing Date between Seller and Buyer determined by prorating such Property Taxes on a daily basis over the entire tax period. Buyer shall pay or cause to be paid, when due, to the taxing authorities all Property Taxes relating to the tax period during which the Closing Date occurs. Buyer shall send to Seller a statement that apportions the Property Taxes as of the Closing Date between Seller and Buyer based upon Property Taxes actually invoiced and paid to the taxing authorities by Buyer for the tax year which includes the Closing Date. This statement shall be accompanied by proof of actual payment of such Property Taxes for such tax year. Within five days of receipt of such statement and proof of payment, Seller shall reimburse Buyer for its pro-rated portion of such Property Taxes.
     6.07 Accounts Receivable. Following the Closing, the right to collect payment on all Accounts Receivable included in the Acquired Assets shall belong to the Buyer. Following the Closing, to the extent that any Seller Party receives any cash payments with respect to any such Accounts Receivable, or any other accounts receivable of the Buyer arising from the Business from and after the Closing Date, such Seller Party shall remit such payments to the Buyer within three business days after the end of the month in which the cash was collected, together with a detailed summary of all such collections.
ARTICLE VII
CONDITIONS PRECEDENT
     7.01 Conditions to Each Party’s Obligation. The respective obligation of each party under this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions:
          (a) Regulatory Approvals. All necessary approvals, authorizations and consents of all Governmental Entities required to consummate the transactions contemplated

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hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated (all such approvals and the expiration of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).
          (b) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing any of the transactions contemplated by this Agreement shall be in effect and no proceeding initiated by any Governmental Entity seeking an injunction shall be pending. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal any of the transactions contemplated by this Agreement.
     7.02 Conditions to Obligations of Parent and Buyer. The obligation of Parent and Buyer to effect the transactions contemplated hereby is also subject to the satisfaction or waiver by Parent, at or prior to the Closing, of the following conditions:
          (a) Representations and Warranties. The representations and warranties of the Seller and the Principals set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date), except to the extent that such representations and warranties are qualified by the term “material” or contain terms such as “Seller Material Adverse Effect” in which case such representations and warranties shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date). Parent shall receive at Closing a certificate signed on behalf of each Seller Party by an authorized officer of each such entity and by and the Principals to the foregoing effect.
          (b) Performance of Obligations of the Seller Parties. The Seller Parties shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Buyer shall receive at Closing a certificate signed on behalf of each Seller Party by an authorized officer of each such entity to such effect.
          (c) Consents Under Agreements. The consent, approval, waiver or amendment of each person (other than the Governmental Entities) set forth on Schedule 7.02(c) hereto shall have been obtained and shall be reasonably satisfactory to Buyer.
          (d) Escrow Agreement. The Seller Parties, the Principals and the Escrow Agent shall each have executed and delivered the Escrow Agreement.
          (e) Bill of Sale. The Seller shall have executed and delivered the Bill of Sale to Buyer.
          (f) IPAA Agreements. Each of the Continuing Employees shall have executed and delivered an IPAA Agreement, or an IPAA Agreement for Key Employees, as applicable, to Buyer.

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          (g) Employment Agreement. Jessie Mann shall have executed and delivered the Employment Agreement to Buyer.
          (h) Transition Services Agreement. The Seller shall have executed and delivered the Transition Services Agreement to Parent.
          (i) Non-Competition Agreement. Paranet Solutions, LLC shall have executed and delivered a Non-Competition Agreement in the form attached as Exhibit F to Parent.
          (j) Opinion of Counsel for the Seller. The Buyer and the Buyer shall have received an Opinion of Counsel of the Seller in substantially the form attached as Exhibit J.
          (k) Stock Restriction Agreement. Each Seller Interest Holder shall have executed and delivered a Stock Restriction Agreement to Buyer.
          (l) Lien Releases. The Seller shall have delivered lien releases, pay-off letters and UCC-3 termination statements as may be necessary to evidence the release and termination of all material Encumbrances (other than Permitted Encumbrances) on the Acquired Assets and on the Seller’s rights, title and interests in the Acquired Assets that are not owned by the Seller.
          (m) Certificate of Account Status. The Seller shall have delivered a Certificate of Account Status for Seller, General Partner and Limited Partner showing no tax due, certified by the Texas Comptroller of Public Accounts as of a date within thirty (30) days prior to the Closing Date.
          (n) FIRPTA Certificate. The Seller shall have delivered a certificate of non-foreign status of Seller meeting the requirements of Treasury Regulation 1.1445-2(b)(2).
          (o) Closing Deliveries. All other documents and instruments required to be delivered by the Seller to Buyer shall have been delivered.
     7.03 Conditions to Obligations of the Seller Parties. The obligations of the Seller Parties to effect the transactions contemplated hereby is also subject to the satisfaction, or waiver by the Seller, at or prior to the Closing of the following conditions:
          (a) Representations and Warranties. The representations and warranties of Parent and Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date), except to the extent that such representations and warranties are qualified by the term “material” or contain terms such as “Parent Material Adverse Effect” in which case such representations and warranties shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date). The Seller shall receive at Closing a certificate signed on behalf of Parent and Buyer by an authorized officer of each company to the foregoing effect.

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          (b) Performance of Obligations of Parent and Buyer. Parent and Buyer shall have each performed all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Seller shall receive at Closing a certificate signed on behalf of Parent and Buyer by an authorized officer of each company to such effect.
          (c) Escrow Agreement. The Parent, Buyer and the Escrow Agent shall each have executed and delivered the Escrow Agreement.
          (d) Bill of Sale. Buyer shall have executed and delivered the Bill of Sale to Seller.
          (e) Employment Agreement. Buyer shall have executed and delivered the Employment Agreement with Jessie Mann to Mr. Mann.
          (f) Transition Services Agreement. Parent and Buyer shall each have executed and delivered the Transition Services Agreement to Seller.
          (g) Opinion of Counsel for the Buyer. The Seller shall have received an opinion of counsel of Buyer in substantially the form attached as Exhibit K.
          (h) Closing Deliveries. All documents and instruments required to be delivered to Seller by Buyer shall have been delivered.
ARTICLE VIII
TERMINATION AND AMENDMENT
     8.01 Termination. This Agreement may be terminated at any time prior to the Closing:
          (a) by mutual written consent of Parent and Seller;
          (b) by either Parent or Seller (provided, however, that the right to terminate this Agreement under this clause shall not be available to any party whose breach or failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur) if there shall have been any material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, or any of the representations and warranties of such party shall cease to be materially true and correct, such that the provisions of Sections 7.02(a) and 7.02(b) or Sections 7.03(a) and 7.03(b), as the case may be, would not be satisfied and such breach has not been cured within ten (10) days after notice thereof to the breaching party; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or
          (c) by either Parent or Seller if the Closing shall not have occurred by October 31, 2005; provided, however, such date may be increased by an additional thirty (30) days at the request of the Parent if the Closing is delayed solely because any Requisite Regulatory Approval has not been obtained and Parent is diligently undertaking such efforts required to obtain the same; provided, further, that the right to terminate this Agreement under this Section 8.01(c) shall not be available to any party whose actions or failure to act has been a primary cause of, or

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resulted in, the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement.
     8.02 Effect of Termination. In the event of termination of this Agreement by either Buyer or the Seller as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, except that Section 5.02(b) shall survive any termination of this Agreement for a period of two (2) years following such termination, and there shall be no further obligation on the part of Parent, the Buyer, any Seller Party, or their respective officers or directors or the Principals except for the obligations under such provisions. Notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its intentional breach of any provision of this Agreement.
     8.03 Expenses. Regardless of whether the transactions contemplated by this Agreement close, each party shall bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.
     8.04 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parent, Buyer and Seller.
     8.05 Extension; Waiver. Any agreement on the part of a party hereto to (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver shall nor operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
ARTICLE IX
INDEMNIFICATION
     9.01 Agreement to Indemnify. Following the Closing and subject to the limitations set forth herein,
          (a) each Seller Party and each of the Principals (collectively, the “Seller Indemnitors”) shall severally indemnify and agree to defend and hold harmless Parent, Buyer and their respective affiliates, officers, directors, employees, representatives and agents (“Purchaser Indemnitees” and, singularly, a “Purchaser Indemnitee”) against and in respect of any and all Damages, by reason of or otherwise arising out of:
               (i) any Excluded Liability;
               (ii) any Net Working Capital shortfall determined pursuant to Section 2.06(c);
               (iii) any Seller Warranty Liabilities; or

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               (iv) any breach by a Seller Party or a Principal of a representation, warranty or covenant contained in this Agreement provided, that, the Purchaser Indemnities will not be entitled to indemnification pursuant to this Section 9.01(a) unless the aggregate amount of all Damages for which indemnification is sought by the Purchaser Indemnities exceeds $80,000 (the “Purchaser Indemnification Basket”), in which case the Purchaser Indemnities will be entitled to indemnification for the full amount of such Damages; provided, further, that the Purchaser Indemnification Basket shall not apply to any claim for indemnification based on items (i) — (iii) above, Section 3.10 due to uncollectability of Accounts Receivable, or Section 6.06(b) due to Seller’s failure to reimburse Buyer for Seller’s pro-rated portion of Property Taxes.
          (b) Parent shall indemnify and agrees to defend and hold harmless the Seller Parties, the Principals and their respective affiliates, representatives and agents (the “Seller Indemnitees”) against and in respect of any and all Damages by reason of or otherwise arising out of:
               (i) any Assumed Liability; or
               (ii) any breach by Parent or Buyer of any representation, warranty or covenant contained in this Agreement;
provided, that, the Seller Indemnitees will not be entitled to indemnification pursuant to this Section 9.01(b) unless the aggregate amount of all Damages for which indemnification is sought by the Seller Indemnities exceeds $80,000 (the “Seller Indemnification Basket”), in which case the Seller Indemnitees will be entitled to indemnification for the full amount of such Damages; provided, further, that the Seller Indemnification Basket will not apply to any claim for indemnification based on item (i) above.
     9.02 Survival of Indemnity. The representations, warranties and covenants of the Seller Parties, Principals, Parent and Buyer, and the indemnification obligations related thereto pursuant to Section 9.01 shall survive the Closing for a period of two (2) years after Closing, except for Damages arising from (a) any failure of any Seller Party to pay, perform or discharge any Excluded Liabilities or (b) any failure of Buyer or the Buyer to pay, perform or discharge any Assumed Liabilities, in each which case the obligations of the applicable Indemnifying Party pursuant to Section 9.01 shall survive indefinitely. Any claims for indemnification in accordance with this ARTICLE IX with respect to Damages resulting from any representation or warranty must be made (and will be null and void unless made) prior to the end of the applicable survival period. Upon expiration of such period, no Indemnifying Party shall have any liability for Damages under such indemnification obligations unless it has received written notice from an Indemnified Party claiming indemnification prior to the expiration of the applicable period as required.
     9.03 Additional Provisions.
          (a) Limitations on Indemnified Amounts of the Seller Indemnitors. In no event shall the aggregate indemnity obligations of the Seller Indemnitors exceed an amount equal to the Purchase Price, nor shall the aggregate indemnity obligations of any Seller

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Indemnitor (other than a Seller) exceed the amount of the Purchase Price distributed to such Seller Indemnitor by Seller. The liability of the Seller Indemnitors for indemnification under this ARTICLE IX by reason of or arising out of any breach by the Seller of any representation, warranty or covenant shall not be modified, waived or diminished by any examination or investigation conducted by Parent or Buyer of the books, records or operations of the Seller.
          (b) Limitations on Indemnified Amounts of Parent. In no event shall the Parent’s aggregate indemnity obligations exceed an amount equal to the Purchase Price. The liability of Parent for indemnification under this ARTICLE IX by reason of or arising out of any breach by Parent of any representation, warranty or covenant shall not be modified, waived or diminished by any examination or investigation conducted by the Seller of the books, records or operations of Parent or Buyer.
          (c) No Limitation in Event of Fraud. Notwithstanding any other provision hereof, nothing in this ARTICLE IX (including the provisions of paragraphs (a) and (b) of this Section 9.03) or otherwise shall limit, in any manner, any remedy at law or equity, to which any party may be entitled as a result of fraud by any Indemnifying Party or its employees, officers or directors.
          (d) Exclusivity of Remedy; Survival of Covenants. Following the Closing, except in respect of claims based upon fraud, the indemnification accorded by this Section shall be the sole and exclusive remedy of the parties indemnified under this ARTICLE IX in respect of any misrepresentation or inaccuracy in, or breach of, any representation or warranty or any breach or failure in performance of any covenant or agreement made in this Agreement or in any document or certificate delivered pursuant hereto. Notwithstanding the foregoing, in the event of any breach or failure in performance after the Closing of any covenant or agreement, a non-breaching party shall also be entitled to seek specific performance, injunctive or other equitable relief. The covenants of any party shall terminate according to the terms of such covenant and the expiration of the applicable statutes of limitations.
          (e) Subrogation. Upon making any payment to an Indemnified Party for any indemnification claim pursuant to this ARTICLE IX, an Indemnifying Party shall be subrogated, to the extent of such payment, to any rights that the Indemnified Party may have against any other persons with respect to the subject matter underlying such indemnification claim and the Indemnified Party shall take such actions as the Indemnifying Party may reasonably require to perfect such subrogation or to pursue such rights against such other persons as the Indemnified Party may have.
     9.04 Claim Notice; Definitions; Third Party Claim Procedures.
          (a) Claim Notice. An Indemnified Party shall give each Indemnifying Party from whom indemnification is sought prompt written notice (a “Claim Notice”) of any claim, demand, action, suit, proceeding or discovery of fact upon which the Indemnified Party intends to base the claim for indemnification under this ARTICLE IX, which shall contain (i) a description and a good faith estimate of the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this ARTICLE IX for such Damages, and (iii) a demand for

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payment, provided, however, that no failure to give such Claim Notice shall excuse any Indemnifying Party from any obligation hereunder except to the extent the Indemnifying Party is materially and actually prejudiced by such failure. Parent, Buyer, Seller and the Principals agree that the procedures set forth in the Escrow Agreement with respect to Claim Notices and responses thereto shall govern all claims made against the Escrow Payment.
          (b) Definitions. The term “Indemnified Party” shall mean a party (or its successor) who is entitled to indemnification from a party hereto pursuant to this ARTICLE IX; the term “Indemnifying Party” shall mean a party (or its successor) hereto who is required to provide indemnification under this ARTICLE IX to another party; and the term “Third Party Claim” shall mean any claim, action, suit, proceeding, investigation or like matter which is asserted or threatened by a party other than the parties hereto, their successors and permitted assigns, against any Indemnified Party or to which any Indemnified Party is subject.
          (c) Third Party Claim Procedures. The Indemnified Party may, upon reasonable notice, tender the exclusive defense of a Third Party Claim (subject to the provisions of this Section 9.04(c)) to the Indemnifying Party. If (i) the defense of a Third Party Claim is so tendered and within thirty (30) days thereafter such tender is accepted without qualification (or reservation of rights) by the Indemnifying Party; or (ii) within thirty (30) days after the date on which written notice of a Third Party Claim has been given pursuant to this Section 9.04(c), the Indemnifying Party shall acknowledge in writing to the Indemnified Party and without qualification (or reservation of rights) its indemnification obligations as provided in this ARTICLE IX; then, except as hereinafter provided, the Indemnified Party shall not, and the Indemnifying Party shall, have the right to contest, defend, litigate or settle such Third Party Claim. The Indemnified Party shall have the right to be represented by counsel at its own expense in any such contest, defense, litigation or settlement conducted by the Indemnifying Party provided that the Indemnified Party shall be entitled to reimbursement therefor if the Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third Party Claim as herein provided. The Indemnifying Party shall lose its right to defend and settle the Third Party Claim if it shall fail to diligently contest, defend, litigate and settle the Third Party Claim as provided herein. So long as the Indemnifying Party has not lost its right, defend, litigate and settle and/or obligation to contest, defend, litigate and settle as herein provided, the Indemnifying Party shall have the exclusive right to contest, defend and litigate the Third Party Claim and shall have the right, upon receiving the prior written approval of the Indemnified Party (which shall not be unreasonably withheld unless such settlement does not fulfill the conditions set forth in the following sentence and which shall be deemed automatically given if a response has not been received within the thirty (30) day period following receipt of the proposed settlement by the Indemnified Party), to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable. Notwithstanding anything to the contrary herein contained, in connection with any settlement negotiated by an Indemnifying Party, no Indemnified Party or Indemnifying Party (as the case may be) that is not controlling the defense and or settlement of the Third Party Claim (the “Non-Control Party”) shall be required by an Indemnifying Party or Indemnified Party controlling the litigation to (and no such party shall) (x) enter into any settlement that does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Non-Control Party of a release from all liability in respect of such claim or litigation, (y) enter into any settlement that attributes by its terms liability to the Non-Control Party or which may otherwise have an adverse effect on the

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Indemnified Party’s business, or (z) consent to the entry of any judgment that does not include as a term thereof a full dismissal of the litigation or proceeding with prejudice. All expenses (including attorneys’ fees) incurred by the Indemnifying Party in connection with the foregoing shall be paid by the Indemnifying Party. No failure by an Indemnifying Party to acknowledge in writing its indemnification obligations under this ARTICLE IX shall relieve it of such obligations to the extent they exist. If an Indemnified Party is entitled to indemnification against a Third Party Claim, and the Indemnifying Party fails to accept a tender of, or assume, the defense of a Third Party Claim pursuant to this ARTICLE IX, or if, in accordance with the foregoing, the Indemnifying Party does not have the right or shall lose its right to contest, defend, litigate and settle such a Third Party Claim, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided that at least twenty (20) days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Party. If, pursuant to this Section 9.04(c), the Indemnified Party so contests, defends, litigates or settles a Third Party Claim, for which it is entitled to indemnification hereunder as provided herein, the Indemnified Party shall be reimbursed by the Indemnifying Party for the reasonable attorneys’ fees and other expenses of defending, contesting, litigating and/or settling the Third Party Claim which are incurred from time to time, forthwith following the presentation to the Indemnifying Party of itemized bills for said attorneys’ fees and other expenses. The Indemnified Party or the Indemnifying Party, as the case may be, shall furnish such information in reasonable detail as it may have with respect to a Third Party Claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) to the other party if such other party is assuming defense of such claim, and make available all records and other similar materials which are reasonably required in the defense of such Third Party Claim and shall otherwise cooperate with and assist the defending party in the defense of such Third Party Claim.
ARTICLE X
GENERAL PROVISIONS
     10.01 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or telecopied (with confirmation from recipient) provided that a copy of all telecopies is sent by one of the other delivery methods set forth in this Section 10.01 within one (1) day of being telecopied, three (3) days after mailed by registered or certified mail (return receipt requested) or on the day delivered by an express courier (with confirmation from recipient) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

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(a)	if to Parent or Buyer, to:

Perficient, Inc.
1120 S. Capital of Texas Highway
Building 3, Suite 200
Austin, Texas 78746
Attn: John T. McDonald, Chief Executive Officer
Phone: (512) 531-6000
Facsimile: (512) 531-6011

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.
The Terrace 7
2801 Via Fortuna, Suite 100
Austin, Texas 78746
Attn: J. Nixon Fox III, Esq.
Phone: (512) 542-8427
Facsimile: (512) 236-3216

(b)	if to a Seller Party, to:

Vivare, LP
5148 Village Creek Drive
Plano, Texas 75093
Attn: Jessie Mann
Phone: (972) 612-2684
Facsimile: (972) 379-6439

with a copy (which shall not constitute notice) to:

Glast, Phillips & Murray
2200 One Galleria Tower
13355 Noel Road
Dallas, Texas 75240
Attention: Ira F. Levy, Esq.
Phone: (972) 419-8384
Facsimile: (972) 419-8329

(c)	if to a Principal , to:

Jessie Mann
5701 Seville Court
Plano, Texas 75093
Phone: (972) 580-0242
Facsimile: (972) 596-1218

or

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Rohit Mehrotra
3112 New Britton Drive
Palno, Texas 75093
Phone: (972) 333-5119
Facsimile: (972) 473-6272

each with a copy (which shall not constitute notice) to:

Glast, Phillips & Murray
2200 One Galleria Tower
13355 Noel Road
Dallas, Texas 75240
Attention: Ira F. Levy, Esq.
Phone: (972) 419-8384
Facsimile: (972) 419-8329
     10.02 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
     10.03 Counterparts and Facsimile Signatures. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Furthermore, this Agreement may be executed by the facsimile signature of any party hereto; it being agreed that the facsimile signature of any party hereto shall be deemed an ink-signed original for all purposes.
     10.04 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
     10.05 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Texas, without regard to any applicable conflicts of law principles thereof.
     10.06 Arbitration. If any dispute relating to this Agreement arises between the parties, and no agreement relating to such dispute can be reached after good faith negotiation, either Parent, on the one hand, or the Seller, on the other hand, may, by written notice to the other, demand that such dispute be settled by arbitration conducted by one arbitrator to be mutually agreed to by the parties. The decision of the arbitrator shall be written, shall be in accordance with applicable law and with this Agreement, and shall be supported by written findings of fact and conclusion of law which shall set forth the basis for the decision of the arbitrator. The costs

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of any such arbitration proceeding shall be shared equally by the parties unless otherwise determined by he arbitrator. The decision of the arbitrator as to the validity and amount of any claim shall be binding and conclusive upon the parties to this Agreement. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall be held in Travis County, Texas under the commercial rules then in effect of the American Arbitration Association. Notwithstanding any of the foregoing or any other provision of this Agreement, a court of competent jurisdiction shall have the power to maintain the status quo pending the arbitration of any dispute under this Section, and this Section shall not require the arbitration of an application for emergency or temporary injunctive relief by either party pending arbitration; provided, however, that the remainder of any such dispute beyond the application for emergency or temporary injunctive relief shall be subject to arbitration under this Section.
     10.07 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in Sections 5.02, 5.03 or 6.01 of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of Sections 5.02, 5.03 or 6.01 of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any court located in Travis County, Texas, this being in addition to any other remedy to which they are entitled at law or in equity.
     10.08 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is deemed to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
     10.09 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, provided that Buyer shall have the right to assign its rights to receive the Acquired Assets hereunder to a wholly owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to, and shall not, confer upon any person other than the parties hereto any rights or remedies hereunder.
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     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

PARENT:

Perficient, Inc.

By:	/s/ John T. McDonald

Name: John T. McDonald
Title: Chief Executive Officer

BUYER:

Perficient Vivare, Inc.

By:	/s/ John T. McDonald

Name: John T. McDonald
Title: Chief Executive Officer

SELLER:

Vivare, LP
By: Vivare Management, LLC its general partner

By:	/s/ Rohit Mehrotra

Name: Rohit Mehrotra
Title: Manager

GENERAL PARTNER:

Vivare Management, LLC

By:	/s/ Rohit Mehrotra

Name: Rohit Mehrotra
Title: Manager

LIMITED PARTNER:

Village Creek Partners

By:	/s/ Jessie Mann

Name: Jessie Mann
Title: Managing Partner

By:	/s/ Rohit Mehrotra

Name: Rohit Mehrotra
Title: Managing Partner
Signature Page to Asset Purchase Agreement

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PRINCIPALS:

/s/ Rohit Mehrota

Rohit Mehrota

/s/ Jessie Mann

Jessie Mann
Signature Page to Asset Purchase Agreement